UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[ ]	Definitive Proxy Statement
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[ ]	Soliciting Material Pursuant to §240.14a-12

National Health Investors, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Letter from our President and CEO

Dear Fellow Stockholders –

On behalf of our Board of Directors and everyone at NHI, I want to thank you for your continued investment and confidence in the Company. Our 2024 annual results marked a return to growth as we increased Nareit Funds from Operations (“FFO”), Normalized FFO, and Funds Available for Distribution for the first time since 2020. The performance was driven by strong contributions from both organic initiatives as well as external investment activity and surpassed our initial expectations. In 2024, NHI’s Total Shareholder Return (“TSR”) was 30.6% which significantly outperformed the Nareit Healthcare REIT Index. This was a continuation of strong TSR as we have outperformed this index measured over the 3-year and 5-year periods as well.

The hard work performed during the portfolio optimization years contributed meaningfully to 2024. This included over $11 million in total deferral repayments and improved EBITDARM coverage across our asset classes. The Senior Housing Operating Portfolio (“SHOP”) NOI increased by approximately 32% with meaningful improvements in occupancy and the operating margin. From a capital allocation perspective, we announced investments of over $235 million at an average yield of approximately 8.6%. This was our most active year since 2019, and the momentum continues to build.

The strength in our financial profile positions NHI well to deploy capital for future investments and creates a significant strategic advantage as the supply of capital is shrinking just as demand is increasing. We were advantageous in the equity markets during 2024 raising net proceeds of approximately $262 million on a forward basis of which approximately $119 million remains available to settle. Our leverage improved throughout the year as our net debt-to adjusted EBITDA decreased from 4.5x in 2023 to 4.1x in 2024. In addition to the investments announced last year, we have already closed on a $67.5 million real estate acquisition in January, have approximately $106.0 million in investments under LOI, and have an active pipeline beyond that.

The Company and the Board take information received from our stockholders very seriously. As such, the Board has made significant changes over the last several years which reflect its commitment to its fiduciary responsibility and in direct response to engagement with its stockholders. Since first expanding in 2020, the Board has grown from four directors to eight with female representation growing from 0% to 37.5% and the average tenure decreasing from 21 years to seven years. The Board has made several changes over the last several years which we believe enhances its effectiveness and stockholder value. Some of these enhancements include the following:
•Creation of a Special Committee of Non-Interested Directors to advise on the ongoing master lease negotiations with National HealthCare Corporation;
•The addition of Candice W. Todd and Robert W. Chapin, Jr. as new independent directors in January 2025 and March 2025, respectively;
•Appointments of Tracy M.J. Colden to chair the Nominating and Corporate Governance Committee and our newest member, Candice W. Todd, to chair the Audit Committee;
•Appointment of James Jobe as the chair of the Compensation Committee and subsequent engagement with a third-party compensation consultant; and
•Establishment of a management ESG Committee and pending publication of NHI’s first annual sustainability report.

Additionally, we are following through on a commitment made last year with a proposal on this year’s proxy to remove the classified board structure which should lead to continued Board refreshment.

As we move into the future, it is important that we pay tribute to the leaders that have helped to shape our current strong position. Two of our founding members, Andy Adams and Robert Webb, recently retired from the Board. We thank them both for their long-serving guidance and support which have been instrumental to NHI’s growth from its inception.

We are pleased with the execution in 2024 and very optimistic that 2025 will be an even more productive year. We have the capacity and ability to move more quickly than other capital providers to the sector who have either scaled back their exposure or exited the industry entirely. As operators rush to take advantage of the most favorable industry fundamentals in the history of senior housing, NHI is competitively positioned as the partner of choice which convinces us that we are in the early days of multiple years of exceptional growth.

We are pleased to present the 2025 NHI Proxy and invite you to join our Annual Stockholder Meeting virtually on [ ], 2025. Your participation in this year’s annual stockholder meeting is especially important. Land & Buildings, a stockholder that owns approximately 1.3% of our shares outstanding, intends to propose two nominees for election to our Board. We have carefully considered both nominees who have been interviewed by our Board Chair and Chair of the Nominating and Corporate Governance Committee, and we believe that the nominees recommended by our Board, Mr. Robert G. Adams, Mr. James R. Jobe, Ms. Candice W. Todd and Mr. Robert W. Chapin, Jr., are best positioned to serve the Company and our stockholders.

We work diligently to ensure that our Board is fulfilling its fiduciary duty to act in the best interest of stockholders. We have added five new independent directors in the last five years whose fresh perspectives complement the institutional knowledge of our longer-serving members. We continue to search for new directors with a skill set that would bring additional expertise, particularly with senior housing finance and operating experience.

We believe that our Board’s guidance has been instrumental in navigating the pandemic and subsequent portfolio optimization leading to significant TSR outperformance relative to the healthcare REIT industry over several years. We, therefore, urge you to vote “FOR” the election of our four Company Nominees at the annual meeting. The Board does NOT endorse the nominees proposed by Land & Buildings.

We appreciate your support and investment in NHI, and we are committed to delivering superior stockholder performance in return for that support and investment.

Best,

Eric Mendelsohn
President and Chief Executive Officer

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222 Robert Rose Drive
Murfreesboro, TN 37129

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

    We cordially invite you to attend the 2025 annual meeting of stockholders of National Health Investors, Inc. (“NHI” or the “Company”). The annual meeting will be conducted as a virtual only meeting at www.cesonlineservices.com/nhi25_vm on [ ], 2025, at [ ] CDT. There is no physical location for the annual meeting. The annual meeting is being held for the following purposes:

(1)    To elect four directors to serve for one-year terms if Proposal 2 is approved by our stockholders, or for either two or three-year terms if Proposal 2 is not approved by our stockholders;

(2)    To approve an amendment to the Company’s Articles of Incorporation, as amended, to declassify the Board of Directors of the Company;

(3)    To approve, on an advisory basis, the compensation paid to our named executive officers;

(4)    To ratify the Audit Committee’s selection of BDO USA, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2025;

(5)    To consider a stockholder proposal to request that the Board of Directors take all necessary steps in its power to declassify the Board of Directors so that all directors are elected on an annual basis commencing at the Company’s next annual meeting of stockholders; and

(6)    To transact such other business as may properly come before the annual meeting or any continuance or postponement of it.

Stockholders of record as of the close of business on March 28, 2025 are entitled to vote at the annual meeting of stockholders and any postponement or continuance thereof. To attend the annual meeting, submit questions and/or vote electronically, you will need the control number included on your WHITE voting instruction form, notice or email. Please see page 54 for additional information regarding accessing the annual meeting and how to vote your shares. You do not need to attend the annual meeting in order to vote your shares.

Your vote will be especially important at this year’s annual meeting. Land & Buildings Investment Management, LLC, together with the other participants in its solicitation (collectively, “L&B”), has provided notice that it intends to propose two nominees (the “Dissident Nominees”) to stand for election to our Board of Directors (our “Board”), in opposition to two of the nominees recommended by our Board. We believe that the nominees recommended by our Board, Mr. Robert G. Adams, Mr. James R. Jobe, Ms. Candice W. Todd and Mr. Robert W. Chapin, Jr. (the “Company Nominees”), are best positioned to serve our Company and our stockholders. Accordingly, our Board unanimously recommends that you vote “FOR” all of the Company Nominees on the WHITE proxy card.

You may receive proxy solicitation materials from, or on behalf of, L&B including proxy statements and a gold proxy card. The Board recommends that you disregard them. We are not responsible for the accuracy of any information provided by, or relating to, L&B or the Dissident Nominees contained in any proxy solicitation materials, filed or disseminated by, or on behalf of, L&B or any other statements that L&B or its representatives have made or may otherwise make. L&B chooses which of the Company’s stockholders will receive L&B’s proxy solicitation materials.

Pursuant to Securities and Exchange Commission rules, we are required to show the Dissident Nominees on our WHITE proxy card; however, the Board does NOT endorse the Dissident Nominees and unanimously recommends that you instead vote “FOR” the election of Mr. Adams, Mr. Jobe, Ms. Todd and Mr. Chapin on the WHITE proxy card. The presence of the Dissident Nominees on the WHITE proxy card is NOT an approval of or comment on the fitness, character, suitability and other qualifications of the Dissident Nominees. The Board strongly urges you NOT to sign or return any gold proxy card sent to you by, or on behalf of, L&B.

Your vote is very important. Please vote your WHITE proxy card promptly to ensure your shares are properly represented, even if you plan to attend the annual meeting. You can vote by Internet, or by requesting a printed copy of the proxy materials and using the enclosed WHITE proxy card. Voting early will help avoid additional solicitation costs and will not prevent you from voting virtually at the annual meeting if you wish to do so. Additional voting instructions are provided in the accompanying proxy statement and on your WHITE proxy card.

If you have already voted using a gold proxy card sent to you by, or on behalf of, L&B, you can REVOKE it by (i) voting via the Internet by following the instructions provided on the WHITE proxy card or WHITE voting instruction form, (ii) signing and dating the WHITE proxy card and returning it in the postage‐paid envelope provided or (iii) voting at the annual meeting. Only your last‐dated, validly executed proxy will count, and any proxy may be revoked at any time prior to its exercise at the annual meeting as described in the accompanying proxy statement.

Whether or not you plan to attend the Meeting, we urge you to vote your shares by completing, signing, dating and returning your WHITE proxy card or WHITE voting instruction form promptly, or by voting by over the Internet, following the instructions set forth on the WHITE proxy card or WHITE voting instruction form.

If you have any questions regarding this information or the proxy materials, please contact Sodali & Co. LLC, our proxy solicitor assisting us in connection with the annual meeting, at (800) 662-5200 or by e-mail at: NHI@investor.sodali.com.

We appreciate your continued confidence in our Company and look forward to you joining us on [ ].

By order of the Board of Directors,

/s/ Beth Blankenship
Corporate Secretary
Murfreesboro, Tennessee
[ ], 2025

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF THREE WAYS:

VIA THE INTERNET IN ADVANCE Visit the link shown on your WHITE proxy card or WHITE voting instruction form and follow the instructions online.
AT THE MEETING Attend the virtual annual meeting. See page 54 for additional details on how to attend.
BY MAIL Sign, date, and return the enclosed WHITE proxy card or voting instruction form.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on [ ]: This Notice of Annual Meeting of Stockholders, the proxy statement, and the 2024 Annual Report to Stockholders are available at [ ].

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

Proxy Statement

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please carefully read the entire proxy statement before voting.

Meeting Details

The accompanying proxy is solicited by the Board of Directors (the “Board”) of National Health Investors, Inc. (“NHI” or the “Company”) to be voted at the 2025 annual meeting of stockholders (the “Meeting”) to be held on [ ], commencing at [ ] CDT and at any continuance or postponement of the Meeting. The Meeting will be held virtually.

Stockholders as of the record date must register in advance to participate in the Meeting by visiting the website www.cesonlineservices.com/nhi25_vm. Please have your WHITE proxy card or WHITE voting instruction form, notice, or other communication containing your control number available and follow the instructions to complete your registration request. After registering, stockholders will receive a confirmation email with a link and instructions for accessing the Meeting virtually. Requests to register to participate in the Meeting must be received by no later than [ ] CDT on [ ], 2025. All stockholders of record as of March 28, 2025 (the “Record Date”) will be able to submit questions and vote their shares by following the instructions that will be available on the virtual meeting platform. All stockholders who register to attend the Annual Meeting will receive an email prior to the Annual Meeting containing the contact details of technical support in the event they encounter difficulties accessing the virtual meeting or during the meeting. Stockholders are encouraged to contact technical support if they encounter any technical difficulties with the meeting webcast. It is recommended that you contact your broker should you be unable to locate your control number associated with the WHITE voting instruction form. It is anticipated that this proxy statement and the form of WHITE proxy card solicited on behalf of our Board will be filed with the Securities and Exchange Commission (“SEC”) and an accompanying Notice mailed to our stockholders beginning on [ ], 2025. In this document, the words “we”, “our”, “ours”, and “us” refer to National Health Investors, Inc.

Voting Matters and Board Recommendations

			Board Vote	See
Voting Matter		Voting Standard	Recommendation	Page
Proposal 1	Election of four Directors	Plurality of votes cast	For Each Company Nominee	7
Proposal 2	Approval of an Amendment to the Company’s Articles of Incorporation to Declassify the Board of Directors of the Company	Two-thirds of all votes entitled to be cast on the matter	For	22
Proposal 3	Advisory Vote on Executive Compensation	Majority of votes cast	For	51
Proposal 4	Ratification of Independent Registered Public Accounting Firm	Majority of votes cast	For	52
Proposal 5	A stockholder proposal to request that the Board of Directors take all necessary steps in its power to declassify the Board of Directors so that all directors are elected on an annual basis commencing at the Company’s next annual meeting of stockholders	Majority of votes cast	Against	53

Land & Buildings Investment Management, LLC, together with the other participants in its solicitation (collectively, “L&B”), has provided notice that it intends to propose two nominees, James Hoffmann and A. Adam Troso (the “Dissident Nominees”), to stand for election to our Board, in opposition to two of the nominees recommended by our Board. You may receive solicitation materials from, or on behalf of, L&B, including proxy statements and a gold proxy card seeking your proxy to vote for the Dissident Nominees. We believe that the nominees recommended by our Board, Mr. Robert G. Adams, Mr. James R. Jobe, Ms. Candice W. Todd and Mr. Robert W. Chapin, Jr. (the “Company Nominees”), are best positioned to serve our Company and our stockholders. Accordingly, our Board unanimously recommends that you vote “FOR” all of the Company Nominees on the WHITE proxy card. The Company is not responsible for the accuracy of any information provided by, or relating to, L&B or the Dissident Nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, L&B or any other statements that L&B may otherwise make. L&B will choose which of the Company’s stockholders will receive their proxy solicitation materials.

The Board does NOT endorse the Dissident Nominees and strongly urges you NOT to sign or return or vote any gold proxy card sent to you by, or on behalf of, L&B. The presence of the Dissident Nominees on the WHITE proxy card is NOT an approval of or comment on the fitness, character, suitability and other qualifications of the Dissident Nominees.

If you have already voted using a gold proxy card sent to you by, or on behalf of, L&B, you can REVOKE it by (i) voting via the Internet by following the instructions provided on the WHITE proxy card or WHITE voting instruction form, (ii) signing and dating the WHITE proxy card and returning it in the postage‐paid envelope provided or (iii) voting at the Meeting. If a stockholder votes pursuant to the WHITE proxy card but does not specifically instruct the proxy holders to vote for or withhold for any of the director nominees, your proxy holders intend to vote for each of the Company Nominees. Only your last‐dated, validly executed proxy will count, and any proxy may be revoked at any time prior to its exercise at the Meeting as described in this proxy statement.

Whether or not you plan to attend the Meeting, we urge you to vote your shares by completing, signing, dating and returning your WHITE proxy card or WHITE voting instruction form promptly, or by voting over the Internet, following the instructions set forth on the WHITE proxy card or WHITE voting instruction form.

If you have any questions regarding this information or the proxy materials, please contact Sodali & Co., LLC, our proxy solicitor assisting us in connection with the Meeting, at (800) 662-5200 or by e-mail at: NHI@investor.sodali.com.

Corporate Sustainability

We believe that integrating environmental, social and governance, or ESG, initiatives into our strategic business objectives will contribute to our long-term success. Through our sustainability efforts, we seek to incentivize positive change and create value for our stakeholders. See “Corporate Sustainability” beginning on page 25 for more details of our corporate sustainability efforts.

Our Directors

NHI is currently managed by an eight-person Board. A director may be removed from office only for cause. Four of the directors are standing for re-election at the Meeting in accordance with the Company’s bylaws (as amended and/or restated to date, the “Bylaws”). The Board believes that each of the director nominees is qualified to serve as a director of NHI and possesses the qualities and skills described in the section of the proxy statement captioned “Proposal 1 - Election of Directors,” beginning on page 7. As discussed below under “Background of the Solicitation”, based upon the Company’s criteria for nomination of directors to the Board and the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board unanimously determined to nominate the Company Nominees listed below for election at the Meeting in light of such qualities and skills, and not to nominate any of the Dissident Nominees.

Name	Age	Director Since	Position	Expiration of term
Company Nominees
Robert G. Adams	78	2020	Director	2025
James R. Jobe	63	2013	Director	2025
Candice W. Todd	60	2025	Director	2025
Robert W. Chapin, Jr.	63	2025	Director	2025
Continuing Directors
Tracy M. J. Colden	63	2022	Director	2026
Robert A. McCabe, Jr.	74	2001	Chair of the Board	2026
D. Eric Mendelsohn	63	2021	Director, President & Chief Executive Officer	2027
Charlotte A. Swafford	77	2020	Director	2027

The following matrix provides information regarding the members of our Board, including demographic information for, and certain qualifications and experience possessed by, the members of our Board, which our Board believes are relevant to our business and industry and provide a range of viewpoints that are invaluable for our Board’s discussions and decision-making processes. In addition, each of our current directors, other than Mr. Mendelsohn, is considered independent by our Board based on the independence standards of the New York Stock Exchange (the “NYSE”). The matrix does not encompass all of the qualifications, experiences or attributes of the members of our Board, and the fact that a particular qualification, experience or attribute is not listed does not mean that a director does not possess it. In addition, the absence of a particular qualification, experience or attribute with respect to any of the members of our Board does not mean the director in question is unable to contribute to the decision-making process in that area. The type and degree of qualification and experience listed below may vary among the members of the Board.

Skills and Experience	McCabe	Adams	Colden	Jobe	Mendelsohn	Swafford	Todd	Chapin
Public Company Board Experience	x	x	x				x
C-Suite Leadership	x	x	x		x		x	x
Financial Literacy/Accounting	x	x	x	x	x	x	x	x
Healthcare		x		x	x	x		x
Risk Management/Strategic Planning	x	x	x	x	x	x	x	x
Corporate Governance/Legal	x		x	x	x		x	x
Background
Gender	Male	Male	Female	Male	Male	Female	Female	Male
Race/Ethnicity	White	White	African American	White	White	White	White	White
Age	74	78	63	63	63	77	60	63
Tenure (years)	24	5	3	11	4	5	<1	<1

We Invest in Relationships, not Just Properties

Incorporated in 1991, we are a real estate investment trust (“REIT”) specializing in sale-leaseback, joint-venture, and mortgage and mezzanine financing of need-driven and discretionary senior housing and medical investments. Our portfolio consists of independent living, assisted living and memory care communities, entrance-fee communities, skilled nursing facilities, and specialty hospitals.

BACKGROUND OF THE SOLICITATION

The following discussion provides additional background information on the Company, the Board and our engagement with L&B in connection with L&B’s nomination of two individuals for election to the Board at the Meeting. This summary does not purport to catalogue every conversation of or among members of the Board, Company management, Company advisors, and representatives of L&B and their advisors relating to L&B’s solicitation.

On March 19, 2024, L&B sent a letter to the independent members of the Board outlining L&B’s views on various aspects of the Board’s composition and governance structure. Among the points raised was certain directors’ investment interests in NHC, a large tenant of the Company, particularly with respect to the anticipated negotiation in 2025 of the NHC lease renewal. L&B made certain requests of NHI, including that NHI declassify its Board and add independent directors to the Board.

On March 27, 2024, the Company responded to L&B’s letter, noting the Company’s related party policy in which any decisions by the Board where directors have an interest are only addressed by the disinterested directors with no participation by the interested directors. Further, the Company appointed Tracy M.J. Colden, its newest disinterested director at that time, as the new chair of the Nominating and Corporate Governance Committee effective immediately following the 2024 annual meeting of stockholders.

On April 3, 2024, Messrs. Mendelsohn, Webb, and Jobe and Ms. Colden had a video conference call with Jonathan Litt, Founder and Chief Investment Officer of L&B, and Corey Lorinsky, Principal at L&B, to discuss the Company’s corporate governance practices, the relationship between NHC and NHI, the NHC lease renewal, the tenure of Board members and the engagement of third-party compensation consultants.

On April 4, 2024, the Company sent a letter to L&B to address L&B’s concerns regarding the NHC lease renewal, providing further detail on the financial aspects of the lease, L&B’s assumptions regarding the potential benefits of such lease renewal to stockholders, and the exclusion of directors from the NHC sale and lease termination decisions who may be viewed as interested. On such date, the Company also filed its proxy statement in connection with its 2024 annual meeting of stockholders.

On April 18, 2024, L&B issued a public letter to the Company’s stockholders announcing its intention to vote against the election of Ms. Swafford and Mr. Webb at the 2024 annual meeting of stockholders. L&B noted that its announcement was based on several concerns, including that the Company has a classified Board, L&B’s belief that there was a need for additional disinterested directors, and its belief that the Company needed to take steps to refresh the composition of the Board.

On May 3, 2024, the Board determined to take additional steps to enhance its corporate governance after further engagement with stockholders. Those steps are further described below under “Stockholder Engagement” and included: (i) submitting a proposal to the Company’s stockholders at the 2025 annual meeting of stockholders to amend the Company’s Articles of Incorporation to remove the classified board structure; (ii) commencing a search for a new disinterested director; and (iii) evaluating the Company’s Corporate Governance Guidelines (the “Guidelines”) regarding Board composition and tenure and other corporate governance practices. On May 6, 2024, the Company filed a supplement to its proxy statement announcing its plan.

On May 7, 2024, the Company announced that it had engaged Ferguson Partners, a leading, nationally recognized third-party director search firm, to commence a search for a new independent director.

On May 8, 2024, Messrs. Mendelsohn and Spaid met with representatives of L&B at the BMO Annual Real Estate Conference to discuss the financial and operating performance of the Company as well as general business and governance strategies.

On May 9, 2024, L&B issued a press release in response to the Company’s May 6 supplement to its proxy statement in which L&B expressed its views regarding the Board’s steps to enhance the Company’s corporate governance.

On May 15, 2024, Land & Buildings issued a presentation encouraging stockholders to vote against the election of Ms. Swafford and Mr. Webb at the 2024 annual meeting of stockholders and reiterating its previous statements regarding the Company and its governance practices.

On May 22, 2024, the Company held its 2024 Annual Meeting at which both Ms. Swafford and Mr. Webb were re-elected to the Board.

On June 4, 2024, Messrs. Mendelsohn, Spaid and Pascoe met with representatives of L&B at a Nareit conference to discuss the financial and operating performance of the Company as well as general business and governance strategies.

On August 2, 2024, the Company established a Special Committee of Non-Interested Directors to negotiate, review, analyze and approve any potential lease between NHI and NHC and all related items and explore any other possible alternatives. This committee is currently comprised of Messrs. McCabe and Chapin and Mses. Colden and Todd.

On September 18, 2024, Messrs. Mendelsohn, Spaid and Hambly again held meetings with representatives of L&B to discuss the financial and operating performance of the Company as well as general business and governance strategies.

Through 2024 and into 2025, the Board continued its review of the Company’s governance practices and director composition.

On November 5, 2024, the Company announced that W. Andrew Adams, one of the longest serving directors on the Board, notified the Board of his plans to retire effective December 31, 2024.

On December 2, 2024, the Company announced that Candice W. Todd was appointed to the Board with a term to commence on January 1, 2025.

On December 21, 2024, L&B sent a letter to the Board again outlining its concerns on various governance matters, including the tenure of the Board, the independence of certain directors in relation to NHC, and other corporate governance practices. The Company also received a letter from Olshan Frome Wolosky LLP (“Olshan”) on behalf of L&B requesting copies of the Company’s questionnaire and written representation and agreement required for director nominees under the Company’s Bylaws and any Company policies applicable to directors.

On December 27, 2024, the Company provided the requested documentation to Olshan.

On January 8, 2025, the Company filed a press release providing an update on the governance steps taken by the Company, including the appointments of Mr. McCabe as Chair of the Board and Ms. Todd as Chair of the Audit Committee and a member of the Nominating and Corporate Governance Committee, the Company’s ongoing commitment to submitting a proposal to its stockholders at the 2025 annual meeting to amend the Company’s Articles of Incorporation to remove the classified board structure, and revisions to the Guidelines described under “NHI Corporate Governance Guidelines.”

Between January 27, 2025 and February 11, 2025, the representatives of the Company, Olshan and L&B addressed certain administrative matters relating to L&B’s potential director nominations. Representatives of the Company indicated that the Company welcomed Mr. Litt’s input regarding the Company and would consider terms for a potential resolution, including considering L&B’s potential director candidates.

On January 30, 2025, in connection with the updating of the membership of all of the standing committees of the Board, the Nominating and Corporate Governance Committee appointed Mr. Jobe as Chair of the Compensation Committee.

On February 7, 2025, the Company announced that Robert Webb, another of its longest serving Board members, would retire effective immediately.

On February 18, 2025, L&B delivered a letter to NHI notifying the Company of its intention to nominate Messrs. Troso and Hoffmann for election to the Board and to submit a non-binding stockholder proposal to request that the Board take all necessary steps in its power to declassify the Board, in each case, at the Meeting. On February 19, 2025, L&B issued a press release announcing, among other things, its nomination of Messrs. Troso and Hoffmann for election to the Board at the Meeting.

On March 4, 2025, Mr. Mendelsohn had a telephone call with Messrs. Litt and Lorinsky to discuss a proposed meeting between L&B representatives and Mr. McCabe and Ms. Colden and other representatives of the Company in light of L&B’s nominations.

On March 7, 2025, Messrs. McCabe, Mendelsohn and Hambly and Ms. Colden had a video conference call with Messrs. Litt and Lorinsky to discuss L&B’s nominations to the Board and L&B’s nonbinding stockholder proposal on Board declassification. During such meeting, Messrs. Litt and Lorinsky expressed L&B’s views on these and other corporate governance matters while acknowledging the steps the Company had taken to enhance its corporate governance practices. Although no agreement was reached during the meeting, the parties agreed to continue to discuss a potential resolution.

On March 10, 2025, the Nominating and Corporate Governance Committee held a meeting and was provided with an update on discussions with L&B by Messrs. McCabe and Mendelsohn and Ms. Colden. The Nominating and Corporate Governance Committee determined that the Company should seek to reach a resolution with L&B, including by agreeing with L&B to present a binding proposal to declassify the Board at the upcoming Meeting, which had previously been announced as a commitment of the Company, and increasing the size of the Board and appointing a new Board member that was mutually agreeable to both L&B and the Board. At the meeting, Mr. Mendelsohn shared information regarding Mr. Chapin as a potential new Board member for the directors to consider.

On March 10, 2025, Messrs. Mendelsohn and Litt had a telephone call during which Mr. Mendelsohn informed Mr. Litt that the Company had already determined to submit a proposal to its stockholders to declassify the Board in the manner in which L&B had proposed and would consider appointing a new independent director to the Board. Mr. Mendelsohn suggested Mr. Chapin, who had previously been identified by Ferguson Partners, as a candidate for consideration and highlighted Mr.

Chapin’s extensive experience in senior housing and private equity and real estate investment platforms over the past three decades. Mr. Mendelsohn noted that the Company would welcome L&B’s thoughts on Mr. Chapin as a candidate and would prefer the appointment to be mutually agreeable. Mr. Litt indicated that L&B would interview Mr. Chapin in consideration of his appointment.

During the week of March 10, 2025, representatives of the Company, on behalf of the Nominating and Corporate Governance Committee and the Board, sought to schedule interviews for the L&B director nominees with Mr. McCabe and Ms. Colden to evaluate their candidacy for appointment to the Board, in accordance with the Company’s customary practices and procedures for evaluating potential director candidates and the Board’s commitment to a rigorous, ongoing periodic refreshment program.

On March 13, 2025, Messrs. Litt and Lorinsky met via video conference call with Mr. Chapin to discuss his qualifications for appointment to the Board.

On March 14, 2025, Mr. McCabe and Ms. Colden interviewed Mr. Troso and subsequently interviewed Mr. Hoffman via video conference call in consideration of their nomination by L&B to the Board. Following these interviews, there were internal conversations among the various directors and management regarding the candidates for potential appointment to the Board.

On March 17, 2025, Messrs. Mendelsohn and Litt had a telephone call during which Mr. Mendelsohn informed Mr. Litt that, based on discussions Mr. Mendelsohn had with members of the Board, the Board believed Mr. Chapin was a superior candidate for the Board as compared to L&B’s candidates given Mr. Chapin’s extensive senior housing and business development capabilities and that it was not anticipated that the Board would agree to include L&B’s nominees in the slate of director nominees for the Meeting in addition to Mr. Chapin. Mr. Mendelsohn reiterated the steps the Company had taken to improve its governance, including its prior intention to submit a proposal to its stockholders to declassify the Board as L&B had proposed, engaging Blueprint Healthcare Real Estate Advisors, a national advisory firm focused on skilled nursing and senior housing, to assist with market analysis with respect to the NHC lease renewal, creating a Special Committee of Non-Interested Directors to negotiate, review, analyze and approve any potential lease between the Company and NHC and meeting L&B’s request to add a new independent director. Mr. Mendelsohn also noted that two long-tenured Board members had retired recently, resulting in the appointment of new directors and significantly reducing the tenure of the Board. Mr. Mendelsohn emphasized that the Board remained open to continuing a constructive dialogue with L&B in an effort to reach a mutually agreed resolution that would be in the best interests of the Company’s stockholders.

On March 18, 2025, Mr. Mendelsohn had a telephone call with Messrs. Litt and Lorinsky and again reiterated the Board’s views that, given Mr. Chapin’s strong credentials, Mr. Chapin was a superior candidate for the Board relative to L&B’s nominees and that the Company had taken numerous steps to meet L&B’s demands. L&B did not agree on the call to withdraw its director candidates or other resolution.

On March 20, 2025, Mr. McCabe and Ms. Colden interviewed Mr. Chapin in consideration of his potential appointment to the Board. Later on March 20, 2025, the Nominating and Corporate Governance Committee held a meeting, which was also attended by all other members of the Board, to consider and discuss the experience, qualifications, skills, and other attributes of Mr. Chapin and the two director candidates nominated by L&B. In evaluating the candidates for the Board, the Nominating and Corporate Governance Committee considered biographical, professional, and other applicable information as well as each candidate’s interviews with members of the Board. Following discussion, the Nominating and Corporate Governance Committee determined that Mr. Chapin was a strong fit for the Board and was well-qualified for the position and decided to recommend to the Board that Mr. Chapin be appointed as a director.

On March 24, 2025, L&B filed a preliminary proxy statement with the SEC for the Meeting proposing the election of its two director candidate to the Board and its nonbinding proposal with respect to the declassification of the Board.

On March 26, 2025, upon recommendation of the Nominating and Corporate Governance Committee, the Board appointed Mr. Chapin as a director of the Company.

PROPOSAL 1- ELECTION OF DIRECTORS

The Company’s Articles of Incorporation and Bylaws provide that the number of directors to be elected by the stockholders shall be at least three and not more than nine, as established by the Board from time to time. Mr. W. Andrew

Adams retired from the Board effective December 31, 2024 and the Board appointed Ms. Candice W. Todd to fill this vacancy effective January 1, 2025. Mr. Robert T. Webb retired from the Board on February 7, 2025 and on February 14, 2025, the Board reduced the size of the Board from eight to seven members; however, on March 26, 2025 the Board increased the size of the Board back to eight members and appointed Mr. Robert W. Chapin, Jr. to fill the new vacancy after consideration by the Nominating and Corporate Governance and the Board of a number of potential candidates, including the Dissident Nominees, as further discussed in “Background of the Solicitation” above. On March 26, 2025, the Board’s Nominating and Corporate Governance Committee recommended, and the Board nominated, Mr. Robert G. Adams, Mr. James R. Jobe, Ms. Candice W. Todd and Mr. Robert W. Chapin, Jr. (the “Company Nominees”) for re-election to the Board. Pursuant to the Company’s Articles of Incorporation the directors have been divided into three classes. Each class is elected for a three-year term and only one group is up for election each year. However, if our stockholders approve Proposal 2 to declassify the Board, the Company intends to file the Certificate Amendment with the Maryland Secretary of State, which will eliminate the classified Board over two years as discussed under Proposal 2, and directors will begin to be elected for one-year terms beginning with this Meeting. The Company Nominees were assessed and chosen in accordance with our Nominating and Corporate Governance Committee’s charter. Our Bylaws require that directors be elected by a majority of the votes cast with respect to their election at the Meeting unless it is a contested election, in which case directors would be elected by a plurality of the votes cast. As noted below, L&B has notified the Company that it intends to nominate two directors. As a result, the election of directors is considered a contested election.

The Board proposes the election of Mr. Adams, Mr. Jobe, Ms. Todd and Mr. Chapin for the applicable term. If our stockholders approve Proposal 2, our Board will no longer be classified and the four Company Nominees, if elected, will hold office for one-year terms expiring at the 2026 annual meeting of stockholders. If our stockholders do not approve Proposal 2, the Board will remain classified, three of the Company Nominees (Mr. Adams, Mr. Jobe and Ms. Todd), if elected, will hold office for three-year terms expiring at the 2028 annual meeting of stockholders and one of the Company Nominees (Mr. Chapin) if elected, will hold office for a two-year term expiring at the 2027 annual meeting of stockholders. The Company Nominees were nominated by the Nominating and Governance Committee of our Board, which nomination was confirmed by the Board. Each nominee has consented to serve as a nominee for election to the Board, to be named in the Proxy Statement and to serve as a member of the Board if elected by the Company’s stockholders. Information regarding each Company Nominee is set forth below.

As described above, on February 18, 2025, L&B provided notice that it intended to nominate for election as directors at the Meeting two nominees. As a result, because the number of nominees exceeds the number of directors to be elected as of the deadline for notice of director nominations provided in our Bylaws, the election of directors is considered a contested election, meaning the four nominees receiving the largest pluralities of votes cast will be elected. The Board does NOT endorse any of the Dissident Nominees and unanimously recommends that you disregard any gold proxy card that may be sent to you by, or on behalf of, L&B. Voting to “WITHHOLD” with respect to any Dissident Nominee on a gold proxy card sent to you by, or on behalf of, L&B is NOT the same as voting “FOR” the Company Nominees because a vote to “WITHHOLD” with respect to any Dissident Nominee on L&B’s gold proxy card will revoke any proxy you previously submitted. If you have already voted using L&B’s gold proxy card, you have the right to revoke that proxy and change your vote, and we urge you to revoke your prior proxy by marking, signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided or following the instructions on your WHITE proxy card or WHITE voting instruction form to vote via the Internet. Only the latest dated proxy you submit will be counted. The Company is not responsible for the accuracy of any information provided by, or relating to, L&B or the Dissident Nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, L&B, or any other statements that L&B may otherwise make.

In the event that L&B withdraws its nominees, abandons its solicitation, or fails to comply with the universal proxy rules after a stockholder has already granted proxy authority, stockholders can still use a WHITE proxy card to submit a later-dated vote by Internet or mail. In the event that L&B withdraws its nominees, abandons its solicitation, or fails to comply with the universal proxy rules, any votes cast in favor of the Dissident Nominees will be disregarded and not be counted, whether such vote is provided on a WHITE proxy card or L&B’s gold proxy card.

Although the Company is required to include all nominees for election on its WHITE proxy card, the Board does NOT endorse any of the Dissident Nominees. For additional information regarding the Dissident Nominees and any other related information please refer to L&B’s proxy statement, which is accessible without cost on the SEC’s website (www.sec.gov). Even if you would like to elect one or both of the Dissident Nominees, we strongly recommend you use the Company’s WHITE proxy card to do so. Stockholders will be able to obtain, free of charge, copies of all proxy statements, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the applicable party with the SEC in connection with the Meeting at the SEC’s website (www.sec.gov).

We do not anticipate that any Company Nominee will be unable or unwilling to stand for re-election, but if that happens and you return the WHITE proxy and vote for the Company Nominees, your proxy may be voted for another person nominated by the Board or the Board may reduce the number of directors to be elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL FOUR OF THE COMPANY NOMINEES SET FORTH BELOW. WE STRONGLY ENCOURAGE YOU TO USE THE ENCLOSED WHITE PROXY CARD TO VOTE “FOR” THE COMPANY NOMINEES SET FORTH BELOW IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION.

Our Director Nominees

Robert G. Adams
Age 78
Director since 2020
Committees:
Nominating and Corporate Governance Committee
Other Current Public Directorship: National HealthCare Corporation

Background
Mr. Adams joined NHI as a director in May 2020. He was with National HealthCare Corporation (“NHC”) for 45 years. He became chair of the board of NHC on January 1, 2009 and served as chief executive officer of NHC from November 1, 2004 until his retirement on December 31, 2016. Mr. Adams remains non-executive chair of the NHC board. He has extensive long-term healthcare experience, including serving NHC as a healthcare center administrator and regional vice president. NHC served as the Company's Investment Advisor from 1991 through October 2004 and in connection therewith, Mr. Adams served as Vice President of the Company during that period. He has not provided any services to the Company (other than as a director) since October 2004. Mr. Adams also served on the board of National Health Realty, Inc. (“NHR”), a publicly-traded REIT from December 1997 through October 2007. Mr. Adams has a Bachelor of Science degree from Middle Tennessee State University. He is the brother of W. Andrew Adams, the former Chair of the Board.

Qualifications

The Board concluded Mr. Adams should serve as a director of the Company because he provides a valuable perspective regarding the long-term healthcare industry and brings his NHC experience in all aspects of the Board’s deliberations.

James R. Jobe
Age 63
Director since 2013
Committees:
Audit Committee
Compensation Committee (Chair)

Background

Mr. Jobe joined NHI as a director in April 2013. Mr. Jobe is a partner in the accounting firm of Jobe, Hastings & Associates, CPA’s, established in 1984 in Murfreesboro, Tennessee. In that capacity, he has provided accounting and consulting services in the healthcare and long-term care industries for over 30 years. Mr. Jobe previously served as an independent director of NHR, until its merger with NHC in 2007. He received his Bachelor of Business Administration in Accounting from Middle Tennessee State University in 1984 and became a certified public accountant in 1986.

Qualifications

The Board concluded that Mr. Jobe should serve as a director of the Company based on his public company director experience, his accounting experience within the long-term care industry, and his independence from the Company.

Candice W. Todd
Age 60
Director since 2025
Committees:
Audit Committee (Chair)
Nominating and Corporate Governance Committee
Other Current Public Directorship: Highwoods Properties, Inc.

Background
Ms. Todd joined the Board effective January 1, 2025. Ms. Todd served as Managing Director/Global Chief Financial Officer of Morgan Stanley Real Estate Investments from 2019 until her retirement in February 2023. Ms. Todd first joined a predecessor of Morgan Stanley in 1994 and served in a variety of real estate investment, finance and accounting roles, including Global Chief Financial Officer of Morgan Stanley's open-end funds (Prime Property Fund U.S., Prime Property Fund Europe, and Prime Property Fund Asia). She also recently completed a term as the chair of the National Council of Real Estate Investment Fiduciaries. Ms. Todd is currently a member of the Board of Directors at Highwoods Properties, Inc. (NYSE:HIW), a fully-integrated office real estate investment trust, where she serves as a financial expert and on the audit committee. She earned a Master of Accountancy and a B.S. in Human Resources from the University of Alabama.

Qualifications

The Board concluded that Ms. Todd should serve as a director of the Company based on her public company experience, extensive accounting and financial background and independence from the Company.

Robert W. Chapin, Jr.
Age 63
Director since 2025
Committees:
None

Background
    Mr. Chapin joined the Board effective March 26, 2025. He has served in various executive and leadership positions for private equity and real estate investment platforms over the past three decades. Mr. Chapin has served as the executive chairman of Channel Marker Advisors, LLC since 2024. From 2013 until December 2023, he served as founder, chief executive officer and co-chief investment officer of Bridge Seniors Housing Fund Manager LLC, a fund manager for private equity real estate funds focused on investments in senior housing and medical properties. Earlier in his career, Mr. Chapin served as chief executive officer of Servant Capital Group and Servant Healthcare Group, a sub-advisor to a non-traded public REIT. From 1998 until 2006, Mr. Chapin was a founding member of CNL Retirement Properties, a non-traded public REIT. Currently, Mr. Chapin is a voting member of the investment committee for all Bridge Investment Group senior housing funds. He also serves on the board of trustees of Apollo Diversified Real Estate Funds, a management investment company that is operated as an interval fund and is comprised of a diversified portfolio of private real estate funds and publicly traded real estate securities, since 2021. Mr. Chapin also serves on the board of several other private and non-profit companies affiliated with the healthcare and senior housing industry including KARE, Nona Scientific and Jobs Partnership. Mr. Chapin previously served on the board of directors of National Investment Center for Seniors Housing, the board of trustees of Griffin International Access Credit Fund and the board of trustees of Griffin International Access Real Estate Fund. He received his Bachelor of Business Administration from Appalachian State University and MBA-One year course completion Finance at Crummer Graduate School of Business, Rollins College.

Qualifications

The Board concluded that Mr. Chapin should serve as a director of the Company based on his extensive healthcare and senior housing experience, previous leadership experience and his independence from the Company.

The Board Recommends a Vote “FOR” the Election of Mr. Adams, Mr. Jobe, Ms. Todd and Mr. Chapin as Provided in Proposal 1.

Our Continuing Directors

D. Eric Mendelsohn
Vice Chair of the Board
Age 63
Director since 2021
Term expires in 2027
Committees:
None

Background
Mr. Mendelsohn joined NHI in January 2015 as Executive Vice President of Corporate Finance. He was named interim Chief Executive Officer (“CEO”) in August 2015 and CEO and President in October 2015. Mr. Mendelsohn became a director in February 2021. He has over 20 years of healthcare real estate and financing experience. Previously, Mr. Mendelsohn was with Emeritus Senior Living (“Emeritus”) for nine years, most recently as a senior vice president of corporate development where he was responsible for the financing and acquisition of assisted living properties, home health care companies, administration of joint venture relationships and executing corporate finance strategies. Prior to Emeritus, Mr. Mendelsohn was with the University of Washington as a transaction officer where he worked on the development, acquisition and financing of research, clinic and medical properties. Prior to that, Mr. Mendelsohn was a practicing transactional attorney, representing lenders and landlords. Mr. Mendelsohn has a Bachelor of Science degree from American University in International Relations, a Juris Doctor degree from Pepperdine University, and a Masters of Laws (LLM) in Banking and Finance from Boston University. Mr. Mendelsohn is a member of the Florida and Washington State bar associations.

Qualifications

Mr. Mendelsohn is the only management member of the Board and as such the Board concluded that his perspective is important in developing the strategic and operational direction of the Company and that Mr. Mendelsohn should serve as a director of the Company based on his role as CEO and his executive experience in the senior care industry.

Charlotte A. Swafford
Age 77
Director since 2020
Term expires in 2027
Committees:
Compensation Committee
Audit Committee

Background

Ms. Swafford joined the Board in May 2020. She served as senior vice president and treasurer of NHC from 1985 until her retirement on December 31, 2016. She joined NHC in 1973 and served as staff accountant, accounting manager and assistant treasurer. NHC served as the Company's Investment Advisor from 1991 through October 2004, and in connection therewith, Ms. Swafford served as Treasurer of the Company during that period. She has not provided any services to the Company (other than as a director) since October 2004. Ms. Swafford has a Bachelor of Science degree from Tennessee Technological University.
Qualifications

The Board concluded that Ms. Swafford should serve as a director of the Company based on her extensive healthcare, accounting and financial background.

Tracy M. J. Colden
Age 63
Director since 2022
Term expires in 2026
Committees:
Nominating & Corporate Governance Committee (Chair)
Compensation Committee

Background

Ms. Colden joined NHI as a director in June 2022. Ms. Colden has served as general counsel, executive vice president and corporate secretary of Playa Hotels & Resorts N. V. (NASDAQ: PLYA) since January 2020. Ms. Colden has more than 30 years of experience in the hospitality and lodging industry. Ms. Colden previously served as general counsel, executive vice president and corporate secretary of Highland Hospitality Corporation and Crestline Capital Corporation. Prior to joining Crestline Capital, Ms. Colden was an assistant general counsel for Host Marriott Corporation (now Host Hotels & Resorts, Inc.) and was previously in the private practice of law. Ms. Colden received her Bachelor of Business Administration from the University of Michigan and a Juris Doctor degree from the University of Virginia School of Law. Ms. Colden is a certified public accountant (inactive) and is a member of the District of Columbia, Florida and Michigan (emeritus status) bar associations.

Qualifications

The Board concluded that Ms. Colden should serve as a director of the Company based on her public company experience, legal background, real estate background, corporate governance experience and independence from the Company.

Robert A. McCabe
Chair of the Board
Age 74
Director since 2001
Term expires in 2026
Committees:
Audit Committee
Nominating and Corporate Governance Committee
Compensation Committee
Other Current Public Directorship: Pinnacle Financial Partners
Background

Mr. McCabe has served as a director of the Company since 2001 and was appointed Chair of the Board in January 2025. Mr. McCabe has been chairman of the board of Pinnacle Financial Partners (“Pinnacle”) (NASDAQ: PNFP) in Nashville, Tennessee since August 2000. He began his banking career with the former Park National Bank of Knoxville, Tennessee (“PNB”) and held numerous executive positions with PNB and its successor, First American National Bank. In 1994, Mr. McCabe was appointed vice chair of First American Corporation. In March 1999, he was appointed by First American to manage all banking and non-banking operations, a position he held until First American’s merger with AmSouth Bancorporation in October 1999. Mr. McCabe previously served as chair of the board of the Nashville Chamber of Commerce and board chair of Nashville Electric Service, a municipal electric distribution company. Mr. McCabe was a director of Diversicare Healthcare Services, Inc. from 2015 until it was sold in November 2021. He was also a director of Goldleaf Financial Solutions, Inc. from 2004 until its sale in 2009 and a director of SSC Services of Knoxville, Tennessee until 2010. Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World Presidents’ Organization and the Chief Executives Organization, and served as the past chair of the board of trustees of The Ensworth School and Cheekwood Botanical Gardens and Museum of Art. He is also the past chair of the board of the Middle Tennessee Boy Scout Council, the Nashville Symphony and the Nashville Downtown Partnership. Mr. McCabe received his Master of Business Administration degree from the University of Tennessee and completed the Advanced Management Program of Harvard Business School.

Qualifications

The Board concluded Mr. McCabe should serve as a director of the Company because of his extensive leadership experience, his understanding of finance, accounting and the banking industry, and his independence from the Company.

CORPORATE GOVERNANCE

The Board’s Leadership Structure

Mr. W. A. Adams served as our Chair of the Board from 1991 until he retired from the Board effective December 31, 2024. In January 2025, Mr. McCabe was named Chair of the Board to succeed Mr. W. A. Adams. Mr. Mendelsohn was named interim CEO in August 2015 and became CEO in October 2015. He joined the Board in February 2021 and was named as Vice Chair of the Board in January 2025. During 2024, our Board was comprised of Mr. W. A. Adams as Chair of the Board, Mr. Mendelsohn as CEO and director and six other independent directors. In February 2025, Mr. Robert T. Webb retired from the Board and on March 26, 2025 Mr. Chapin was added to the Board. Since March 2025 our Board is comprised of Mr. McCabe as Chair of the Board, Mr. Mendelsohn as CEO and Vice Chair of the Board and six other independent directors.

We believe that this leadership structure is effective for the Company. Our Chair of the Board is charged with presiding over all meetings of the Board and our stockholders and providing advice and counsel to the CEO and our Company’s other officers regarding our business and operations. The intended role of the Vice Chair of the Board is simply to lead the Board meetings in the absence of the Chair of the Board. The Board specifically noted that the Vice Chair position is not intended to lead to the Vice Chair becoming the next Chair of the Board. Further, our CEO and our Chair of the Board have an excellent working relationship. With 24 years of experience on the Board of NHI, Mr. McCabe is well positioned to provide our CEO with guidance, advice and counsel regarding our Company’s business, operations and strategy. We believe that separating the CEO from the Chair of the Board is the best structure for the Company at this time.

The Board’s Oversight of Risk

Our full Board regularly engages in discussions of risk management and receives reports on risk management from members of management. Each of the independent committee chairs leads the Board in its role of risk oversight with respect to such committee’s areas of responsibility. Thus, the Audit Committee leads the risk management oversight with respect to the Company’s financial statements and cyber-security, the Compensation Committee with respect to the Company’s compensation policies and the Nominating and Corporate Governance Committee with respect to corporate governance. Each of the committees will continue to lead risk oversight with respect to such committee’s areas of responsibility and the Chair of the Board will add additional risk oversight with respect to the Company as a whole. We believe this structure provides effective oversight of the risk management function.

Board and Committee Meetings

The Board held seven meetings during 2024 and acted by one written consent. Each director attended at least 75% of the total number of meetings of the Board and each committee on which such director served in 2024. The Company strongly urges, but does not require, directors to attend the annual meeting of stockholders. All directors as of the meeting date were in attendance at the 2024 annual meeting of stockholders, except for Mr. McCabe who had a prior commitment.

Director Independence

The Board has determined that none of the Company’s current directors, nor its then-current directors who served in 2024, other than Mr. Mendelsohn, had a material relationship with the Company within the preceding three years. Accordingly, Mr. R. Adams, Mr. Chapin, Ms. Colden, Mr. Jobe, Mr. McCabe, Ms. Swafford and Ms. Todd are “independent” directors and Mr. W. A. Adams and Mr. Webb were “independent” directors prior to their retirement from the Board, based on affirmative determinations by our Board in accordance with the listing standards of the NYSE, the SEC and our Bylaws. Mr. Mendelsohn is the CEO of the Company and is thus not an independent director. Our Corporate Governance Guidelines provide that our independent directors meet in executive session without management present at least annually and generally each quarter. During the Board meetings, there are regularly scheduled executive sessions of the independent directors with no members of management present. During 2024 Mr. W. A. Adams, as the then-current Chair of the Board, led the executive sessions. Beginning in January 2025, Mr. McCabe as current Chair of the Board, leads the executive sessions.

Committees of the Board

The Board has three standing independent committees with separate chairs, the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee. The charter of each committee is provided on our website at www.nhireit.com in the “Investor Relations” section under “Corporate Information.” During 2024, each committee was comprised solely of independent directors. Each committee is submitting a report in this proxy statement. Each committee adopted its respective charter, which provides that such committee elect a chair. The committee meetings serve as the vehicle for addressing matters within each committee’s purview at a detailed level. As part of its ongoing governance, the Company restructured the composition of the committees in early 2025.

Audit Committee

The Audit Committee is comprised of four members consisting of Ms. Todd as the Chair, Mr. Jobe, Mr. McCabe and Ms. Swafford. Mr. Webb served on the Audit Committee in 2024 and Ms. Todd joined the Audit Committee and was appointed as Chair in January 2025. During 2024, the Audit Committee met four times and acted by two written consents. The Board determined that each of Ms. Todd, the Chair of the Audit Committee, and Mr. McCabe, the former Chair of the Audit Committee, meets the SEC’s definition of “audit committee financial expert” and that all four members of the Audit Committee (as well as Mr. Webb who served on the Audit Committee in 2024) are “financially literate” as required by the NYSE rules. The Board has determined that all of the members of the Audit Committee are independent, as independence for audit committee members is defined under the NYSE listing standards and under the independence standards set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We maintain an internal audit function as required by the NYSE rules to provide management and the Audit Committee with ongoing assessment of our risk management processes and system of internal control over financial reporting. Since 2006, we have outsourced this internal audit function to Rodefer Moss & Co., a Tennessee regional accounting firm with significant experience in providing audit and non-audit related services to its SEC clients. The primary functions of the Audit Committee are to assist the Board in fulfilling its oversight responsibilities with respect to: (a) the Company’s systems of internal control regarding finance, accounting, legal compliance and ethical behavior; (b) the Company’s auditing, accounting and financial reporting processes; (c) the Company’s financial statements and other financial information provided by the Company to its stockholders, the public and others; (d) the Company’s compliance with legal and regulatory requirements; and (e) the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee has the sole authority and responsibility to select, evaluate, and, where appropriate, replace the independent registered public accounting firm or nominate the independent registered public accounting firm for stockholder approval. The Audit Committee approves all audit engagement fees and terms of all non-audit engagements with the independent registered public accounting firm.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is comprised of four members consisting of Ms. Colden as the Chair, Mr. Adams, Mr. McCabe and Ms. Todd, all of whom are independent directors. Mr. Jobe and Mr. Webb served on the Nominating and Corporate Governance Committee in 2024. In May 2024, Ms. Colden succeeded Mr. Jobe as Chair of the Nominating and Corporate Governance Committee, and Ms. Todd joined the committee in January 2025. The Nominating and Corporate Governance Committee met six times during 2024 and acted by one written consent. The Nominating and Corporate Governance Committee’s responsibilities include providing assistance to the Board in identifying and recommending candidates qualified to serve as directors of the Company, reviewing the composition of the Board, developing, reviewing and recommending governance policies and principles for the Company and reviewing periodically the performance of the Board.

The process the Nominating and Corporate Governance Committee follows with respect to director nominations is to identify qualified individuals for Board membership and recommend them to the full Board for consideration. In determining whether to recommend a candidate for the Board’s consideration, the Nominating and Corporate Governance Committee looks at diversity of experience and capabilities, with greater weight given to qualifications like an understanding of the healthcare industry, real estate, finance and accounting. The minimum and principal qualification of a director is the ability to act successfully on the stockholders’ behalf. The Nominating and Corporate Governance Committee then evaluates each nominee and does an internal rank ordering. Existing Board members are automatically considered for a term renewal. All potential candidates, whether initially recommended from management, other Board members or stockholders of the Company are considered in the same manner. If the appropriate biographical information is provided on a timely basis, we will evaluate stockholder recommended candidates by following substantially the same process, and applying the same criteria, as we follow for candidates submitted by others. Nominations by stockholders should be sent to National Health Investors, Inc., Attn: Nominating and Corporate Governance Committee, 222 Robert Rose Drive, Murfreesboro, Tennessee 37129. Stockholders can nominate directors by complying with the advance notice provisions of the Company’s Bylaws as disclosed in “Can I nominate an individual to serve as a director?” under “Voting and Meeting Information” below.

Compensation Committee

The Compensation Committee is comprised of four members consisting of Mr. Jobe as the Chair, Ms. Colden, Mr. McCabe and Ms. Swafford, all of whom are independent directors. Mr. R. Adams and Mr. Webb served on the Compensation Committee in 2024. In January 2025, Ms. Colden joined the Compensation Committee and Mr. Jobe succeeded Mr. Webb as Chair. The Compensation Committee met three times during 2024 and acted by one written consent. The purpose of the Compensation Committee is to discharge the responsibilities of the Board relating to the compensation of our executive officers and directors and to review and approve senior officers’ compensation. This includes reviewing the alignment of executive compensation and benefit programs, policies and practices with Company values and strategy and the creation of value for stockholders and overseeing management’s review of the Company’s compensation programs, policies and practices to determine whether they encourage excessive risk-taking or otherwise create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee also oversees and reviews executive compensation programs, benefits, policies and practices with a view to attract, motivate and retain qualified executive officers and other key employees of the Company and make recommendations to the Board with respect to compensation, incentive compensation plans and equity-based plans for directors and officers of the Company. The Compensation Committee reviews and approves corporate goals and objectives relevant to compensation of the CEO, evaluates the performance of the CEO in light of those goals and objectives, and determines the compensation of the CEO based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee considers the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the CEO in past years. In evaluating and determining the CEO’s compensation, the Compensation Committee considers the results of the most recent stockholder advisory vote on executive compensation. The Compensation Committee has the sole authority and responsibility to engage and select a compensation consultant.

Stockholder Engagement

The Board is committed to listening to its stockholders, and management regularly reaches out to stockholders. In connection with the 2024 annual meeting of stockholders, L&B announced that it intended to vote “against” the Company’s incumbent directors, Robert T. Webb and Charlotte A. Swafford, who were up for election at the 2024 annual meeting, and L&B urged other stockholders to do the same. L&B noted that its announcement was based on several concerns, including the fact that the Company has a classified Board; L&B’s belief that there is a need for additional disinterested directors; and its belief that the Company needs to take steps to refresh the Board. After discussing internally and with other stockholders, NHI filed the Supplement to provide additional information on our response after further engagement with our stockholders. In March 2024, the Company appointed Tracy M.J. Colden, its newest disinterested director at that time, as the new chair of the Nominating and Corporate Governance Committee effective immediately following the 2024 annual meeting of stockholders. As a result of the L&B announcement, the Board determined on May 3, 2024 to take additional steps to enhance its corporate governance after further engagement with stockholders. Those steps and the current status of each step are described below:

1.The Board committed to submitting to the Company’s stockholders at the 2025 annual meeting of stockholders, a proposal to amend the Company’s Articles of Incorporation to remove the classified board structure. That proposal is included in this proxy statement to be voted on at the Meeting.

2.The Board instructed the Nominating and Corporate Governance Committee to promptly commence a search for a new disinterested director. As a result, the Nominating and Corporate Governance Committee engaged Ferguson Partners to help identify qualified candidates. That search was commenced and on December 2, 2024 the Company announced that Candice W. Todd was appointed to the NHI Board with a term to commence on January 1, 2025. The Company further announced on March 26, 2025 that Mr. Robert W. Chapin, Jr. was appointed to the NHI Board effective March 26, 2025. Both Ms. Todd and Mr. Chapin are being presented to the stockholders for re-election at the Meeting. In addition, Mr. W. Andrew Adams and Mr. Robert T. Webb, the two longest serving directors on the Board, each announced their retirement from the Board, effective December 31, 2024 and February 7, 2025, respectively.

3.The Board also instructed the Nominating and Corporate Governance Committee to begin the process of evaluating the Company’s Corporate Governance Guidelines (the “Guidelines”) regarding Board composition and other corporate governance practices. As a result of this process, in November 2024, the Nominating and Corporate Governance Committee recommended to the Board, amendments to the Guidelines, which the Board approved as described below under “Corporate Governance Policies - NHI Corporate Governance Guidelines”.

L&B also expressed concerns about the upcoming expiration of the current lease with NHC. As the Company has previously disclosed, the Company has a related party policy in which any decisions by the Board where directors have an interest are only addressed by the disinterested directors with no participation by the interested directors. On August 2, 2024, the Company established a Special Committee of Non-Interested Directors to negotiate, review, analyze and approve any potential lease between NHI and NHC and all related items or explore any other possible alternatives. That committee is currently comprised of Ms. Colden, Mr. McCabe, Ms. Todd and Mr. Chapin.

Corporate Governance Policies

The Board has adopted the NHI Code of Business Conduct and Ethics (“NHI Code”), the Guidelines and the NHI Insider Trading Policy, each of which are available on our website at www.nhireit.com in the “Investor Relations” section under “Corporate Information”. Our website also contains information about the NHI EthicsPoint program, and this proxy statement contains a description of our EthicsPoint program under the caption “Stockholder Communications.” The contents of the website are not incorporated into this proxy statement.

NHI Code

The NHI Code was adopted to: (a) promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; (b) promote compliance with applicable governmental laws, rules and regulations; (c) promote the protection of Company assets, including corporate opportunities and confidential information; (d) promote full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company; (e) promote fair dealing practices; (f) deter wrongdoing; and (g) ensure accountability for adherence to the NHI Code.

NHI Corporate Governance Guidelines

The Company has adopted the Guidelines to provide guidance with respect to the Board’s responsibilities as well as to comply with the rules of NYSE and good corporate governance principles. These Guidelines address issues such as: (a) director qualification standards; (b) majority voting for directors; (c) director responsibilities; (d) director access to management and independent advisors; (e) executive sessions; (f) stockholder access to directors; (g) stockholder proposals and nominations; (h) director orientation and continuing education; (i) annual performance evaluation of the Board; and (j) management succession, among others. As noted above, the Nominating and Corporate Governance Committee undertook a thorough review of these Guidelines and in November 2024 adopted amendments, which, among other things made the following changes:

•Strengthened and further defined director qualification standards, regarding skills, independence, diversity in light of the needs of the Board;
•Restricted the number of other public company boards a member can serve on (three other public companies or two others if an executive officer of a public company);
•Added a provision regarding directors’ interaction with investors, analysts and press;
•Added a provision to require that if a director experiences significant changes to his/her employment/responsibilities, he/she must notify the Nominating and Corporate Governance Committee and volunteer to step down if requested by the Board; and
•Added stock ownership guidelines for both directors and named executive officers of three times annual cash retainer or three times annual base salary.

The Nominating and Corporate Governance Committee specifically reviewed, but did not adopt term limits or mandatory retirement ages for directors. This decision was based on its belief that term limits and mandatory retirement ages are arbitrary and bear no relation to individual director performance or effectiveness. An analysis of the policies of Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis, both major American proxy advisory services companies, were consistent with this belief as both entities generally do not support either term limits or mandatory retirement ages. In addition, BlackRock and Vanguard, NHI’s largest stockholders, in their proxy voting guidelines do not indicate a preference for term limits or mandatory retirement ages. As noted in the “Proxy Summary” section above, NHI’s Board currently consists of two director with more than 10 years on the Board, two director with 5-10 years on the Board and four directors with less than five years on the Board. As for age of directors, NHI notes that three directors are above age 65 and five directors are below age 65.

Insider Trading Policy

The Company has adopted an Insider Trading Policy designed to prohibit unlawful trading, hedging transactions and related practices. Specifically, the Company’s employees, officers and directors are prohibited from trading in the Company’s securities while in possession of material non-public information (“MNPI”) and are also subject to routine and non-routine blackout periods during which times trading in our securities is not permitted. In January 2025, the Company revised its insider trading policy to prohibit any executive officer and Board member from pledging our common stock as collateral for a loan or for a margin account. Pledges in place prior to the revision are permitted to remain, but no new or additional shares of the Company’s securities may be deposited in such margin account or otherwise pledged after January 30, 2025. The Board has also adopted a policy that prohibits employees, officers, and directors, or any of their designees, from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

DIRECTOR COMPENSATION

During 2024, the independent directors received compensation for their Board service including an annual retainer of $75,000 and a $7,500 per meeting fee. Each committee chair received an annual retainer of $5,000 and the Audit Committee Chair received a $2,500 meeting fee. In 2024, each director received a fully vested option to purchase 10,000 shares of Company stock based on the closing price of NHI’s shares on February 24, 2024, the third business day following the Company’s annual earnings release. Our option grants only have value if the Company’s stock price increases. We believe our director compensation package is reasonable. In January 2025, the Board amended the director compensation to include a $50,000 annual retainer for the Chair of the Board. Additionally, the Company reimburses all directors for travel expenses incurred in connection with their duties as directors of the Company.

2024 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1)($)	Non-Equity Incentive Plan Comp.($)	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp. ($)	Total ($)
W. Andrew Adams	112,500	—	70,792	—	—	—	183,292
Robert G. Adams	120,000	—	70,792	—	—	—	190,792
Tracy M.J. Colden	125,000	—	70,792	—	—	—	195,792
James R. Jobe	125,000	—	70,792	—	—	—	195,792
Robert A. McCabe, Jr.	135,000	—	70,792	—	—	—	205,792
Charlotte Swafford	120,000	—	70,792	—	—	—	190,792
Robert T. Webb	125,000	—	70,792	—	—	—	195,792
(1) This represents the amount of stock compensation expense recorded by the Company in 2024 for the annual grant of options to purchase 10,000 shares of Company stock to each independent director on the third business day following the Company’s annual earnings release. The exercise price of the options is the closing price of our common stock on the NYSE on the day the options are granted. The options vest immediately upon grant. At year-end, the aggregate number of outstanding option awards held by each independent director was as follows: Mr. W. A. Adams, 0; Mr. R. Adams, 70,000; Ms. Colden 0; Mr. Jobe, 50,000; Mr. McCabe, 50,000; Ms. Swafford, 70,000; and Mr. Webb, 25,000.

COMMITTEE REPORTS

Report of the Nominating and Corporate Governance Committee

In determining whether to recommend a candidate for the Board of Directors’ consideration, the Nominating and Corporate Governance Committee reviews each candidate’s qualifications in light of the needs of the Board and the Company, considering the mix of director attributes, skills, and personal and professional experience. This assessment shall include each member’s qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. In determining whether to recommend a candidate for the Board’s consideration, the Nominating and Corporate Governance Committee looks at diversity of experience and capabilities, with greater weight given to qualifications like an understanding of the healthcare industry, real estate, finance and accounting. The Board encourages selection of directors with diverse experience, skills, viewpoints, backgrounds, and characteristics who will contribute to the Company’s overall corporate goals of responsibility to its stockholders. The minimum and principal qualification of a director is the ability to act successfully on the stockholders’ behalf. The Nominating and Corporate Governance Committee then evaluates each nominee and does an internal rank ordering. Existing Board members are automatically considered for a term renewal. The

Nominating and Corporate Governance Committee believes that the collective diversity of experience and qualifications of the directors should provide a variety of understanding and abilities that will allow the Board to fulfill its responsibilities. On March 26, 2025, the Nominating and Corporate Governance Committee nominated Mr. Adams, Mr. Jobe, Ms. Todd and Mr. Chapin for re-election to the Board at the Meeting. Our nominees were assessed and chosen in accordance with the Nominating and Corporate Governance Committee’s charter.

This report is hereby submitted by the NHI Nominating and Corporate Governance Committee.

Tracy M.J. Colden, Chair
Robert G. Adams
Robert A. McCabe, Jr.
Candice W. Todd

This report of the Nominating and Corporate Governance Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under these acts.

Report of the Audit Committee

The Audit Committee (a) reviewed and discussed with management and BDO USA, P.C. (“BDO”) the quarterly and annual financial statements and disclosures of the Company contained in Form 10-Q and Form 10-K, respectively, (b) reviewed internal operating reports with management, and (c) made detailed inquiries of the Company’s internal auditor and independent auditor as part of the Audit Committee’s review of the Company’s internal control over financial reporting. During Audit Committee meetings, the members meet in executive session individually with the CEO, the Chief Financial Officer, the Chief Accounting Officer, the internal auditor and BDO, whenever the Audit Committee deems it appropriate. The Audit Committee has discussed with BDO the matters required by the standards of the Public Company Accounting Oversight Board (“PCAOB”) and as required by the SEC. In addition, the Audit Committee has received from and discussed with BDO the written disclosures and letter from BDO required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence and concluded that BDO remains independent from management and the Company.

In reliance on the reviews and discussions referred to above, the responsibilities outlined in the Restated Audit Committee Charter and legal requirements applicable for 2024, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in the Company’s 2024 Annual Report to Stockholders, (the “2024 Annual Report”), which includes our Annual Report on Form 10-K for the year ended December 31, 2024 ( the “2024 Form 10-K”).

This report is hereby submitted by the NHI Audit Committee.

Candice W. Todd, Chair
James R. Jobe
Robert A. McCabe, Jr.
Charlotte A. Swafford

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under these acts.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s 2024 Form 10-K.

This report is hereby submitted by the NHI Compensation Committee.

James R. Jobe, Chair
Tracy M.J. Colden
Robert A. McCabe, Jr.
Charlotte A. Swafford

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under these acts.

PROPOSAL 2 - AMENDMENT TO OUR ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS OF THE COMPANY

Background

Currently, our Articles of Incorporation, as amended (the “Articles of Incorporation”) provide that the Board is divided into three classes, with directors elected to staggered three-year terms. Approximately one-third of our directors stand for election each year. As noted under “Corporate Governance - Stockholder Engagement” below, in the supplement to its 2024 proxy statement filed with the SEC on May 6, 2024 (the “Supplement”), the Board committed to, among other things, submit to the Company’s stockholders at the Meeting, a proposal to amend the Company’s Articles of Incorporation to remove the classified board structure. After considering the advantages and disadvantages of declassification, including input from our stockholders, the Board continues to believe that this commitment is in the best interests of the Company and its stockholders and recommends that our stockholders approve an amendment to our Articles of Incorporation to declassify the Board over the next two years. This will result in a fully declassified Board by the 2027 annual meeting of stockholders. Thus, the Board has adopted and declared advisable, and recommends for your approval, an amendment to our Articles of Incorporation to phase out the present three-year, staggered terms of our directors and instead provide for the annual election of directors. The full text of the proposed amendment to our Articles of Incorporation is attached to this proxy statement as Appendix A.

Rationale for Declassifying the Board

The Board regularly reviews our corporate governance practices and current corporate governance trends and, in connection with this review, has discussed the potential declassification of the Board. The Board took into consideration arguments in favor and against continuation of a classified board and determined that it is in the Company’s and its stockholders’ best interests to propose to declassify the Board. In its review, the Board considered the advantages of maintaining the classified board structure, including, among other reasons, that classified boards provide increased protection in the context of certain abusive takeover tactics because it is more difficult to change a majority of directors on a board in a single year. While the Board continues to believe that this remains an important consideration, the Board also considered the potential advantages of declassification, including the ability of stockholders to evaluate directors annually, which is generally viewed by many institutional stockholders as increasing the accountability of directors to such stockholders, and the fact that many publicly traded companies have declassified their boards in favor of annual elections. After carefully weighing these considerations, the Board determined that it would be in the best interests of the Company and its stockholders to declassify the Board and, accordingly, approved the proposed amendment to our Articles of Incorporation and recommended that the stockholders adopt this amendment by voting in favor of this Proposal 2.

Proposed Declassification Amendment

If the proposed amendment to our Articles of Incorporation is approved by stockholders, directors will be elected to one-year terms of office beginning at this Meeting. Directors who have been elected to three-year terms prior to the effectiveness of the amendment would complete those three-year terms, and thereafter would be eligible for annual re-election after completion of their current terms. The proposed amendment to the Articles of Incorporation would eliminate the classification of the Board over a two-year period and provide for the annual election of all directors beginning at the 2027 annual meeting of stockholders. If Proposal 2 is approved by the stockholders, Board declassification would be phased-in over a two-year period, beginning at the Meeting as follows:

•Nominees at this Meeting will be elected to serve a one-year term ending at the 2026 annual meeting of stockholders.

•Directors whose terms end at the 2026 annual meeting of stockholders will continue to serve until that meeting. At the 2026 annual meeting, they will be elected for one-year terms ending at the 2027 annual meeting of stockholders.
•Directors whose terms end at the 2027 annual meeting of stockholders will continue to serve until that meeting. At the 2027 annual meeting, they will be elected for one-year terms and as a result, all nominees presented for election to the Board at the 2027 annual meeting of stockholders will be elected to one-year terms.

If this proposal is approved, following our 2027 annual meeting of stockholders, the Board of Directors will be completely declassified and all directors will be subject to annual election to one-year terms. The proposed amendment does not change the present number of directors or the Board's authority to change that number and to fill any vacancies or newly created directorships.

If stockholders approve the proposed amendment to the Articles of Incorporation, we intend to file a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Maryland and the amendment to the Articles of Incorporation will be in effect immediately upon filing. In that event, with respect to Proposal 1, stockholders will be asked to elect four directors to our Board to serve for one-year terms until the 2026 annual meeting of stockholders and until their successors have been duly elected and qualified or their earlier death, resignation or removal. If this Proposal 2 is not approved by our stockholders at the Meeting, the Company will not file the Articles of Amendment to our Articles of Incorporation with the Maryland Secretary of State, the Board will remain classified, and three directors will serve for three-year terms until their respective successors are duly elected and qualified or until their earlier resignation or removal and, in order keep the classes close to equal in size, one director will serve for a two-year term until his successor is duly elected and qualified or until his earlier resignation or removal.

The description of the proposed amendment in this proposal is a summary and is qualified by the full text of the proposed amendment to our Articles of Incorporation, which is attached to this proxy statement as Appendix A and is incorporated into this proposal by reference.

Under Maryland Corporations and Associations Code § 2-406(b), directors on a classified board may only be removed for cause. Consistent with Maryland law, upon the completion of the declassification of the Board, from and after our 2027 annual meeting of stockholders, directors may be removed either for or without cause. Prior to then, directors would continue to be removable only for cause.

Under Maryland Corporations and Associations Code § 2-604(f), the approval of the amendment to our Articles of Incorporation to declassify the Board of Directors requires the affirmative vote of the holders of at least two–thirds of all the votes entitled to be cast on the matter. If our stockholders approve the proposed amendment to the Articles of Incorporation, the Board will make certain conforming changes to the Company’s Bylaws. If a stockholder votes pursuant to the WHITE proxy card but does not specifically instruct the proxy holders to vote against the approval of the amendment to our Articles of Incorporation, your proxy holders intend to vote for the amendment to the Articles of Incorporation.

The Board recommends that you vote “FOR” the proposed amendment to our Articles of Incorporation to declassify the Board of Directors as provided in Proposal 2.

EXECUTIVE OFFICERS

Officers serve at the pleasure of the Board for a term of one year. The following table gives information about our executive officers.

D. Eric Mendelsohn
Age 63
Position: President and CEO

Background
Biographical information about Mr. Mendelsohn is included above under “Our Continuing Directors.”

Kristin S. Gaines
Age 53
Position: Senior Vice President and Chief Transaction Officer

Background
Ms. Gaines was appointed NHI’s Senior Vice President and Chief Transaction Officer in February 2023. She joined NHI in 1998 as a Credit Analyst, and later Assistant Vice President, Finance and Vice President, Operations. She served as Chief Credit Officer from February 2010 until 2023. During her tenure with NHI, Ms. Gaines has had a progressive career in the areas of real estate, finance and operations. Her experience has resulted in a breadth of expertise in underwriting, asset management and real estate transactions. Ms. Gaines holds a Master of Business Administration and a Bachelor of Business Administration in Accounting from Middle Tennessee State University and earned a Master of Legal Studies with a concentration in Dispute Resolution from Washington University in St. Louis in 2023.

Kevin C. Pascoe
Age 45
Position: Executive Vice President of Investments and Chief Investment Officer

Background
Mr. Pascoe was named Chief Investment Officer in February 2017. He joined NHI in June 2010 as Vice President of Asset Management and served in that position until he was named Executive Vice President of Investments in January 2015 which he held until 2017. Mr. Pascoe oversees NHI’s business development, asset management and relationship management with existing tenants and conducts operational due diligence on NHI’s new investment opportunities. He has over 15 years of healthcare real estate background including his experience with General Electric - Healthcare Financial Services (“GE HFS”) (2006 – 2010) where he most recently served as a vice president. With GE HFS, he moved up through the organization while working on various assignments including relationship management, deal restructuring, and special assets. He also was awarded an assignment in the GE Capital Global Risk Rotation Program. Mr. Pascoe holds a Master of Business Administration and a Bachelor of Business Administration in Economics from Middle Tennessee State University.

John L. Spaid
Age 65
Position: Executive Vice President of Finance, Chief Financial Officer and Treasurer

Background
Mr. Spaid was named Chief Financial Officer in November 2019 and Treasurer in February 2023. He joined NHI in March 2016 as Executive Vice President of Finance. He oversees the Company’s banking relationships, financial transactions, accounting functions and SEC reporting. Mr. Spaid has over 40 years of experience in real estate, finance and senior housing. From November 2015 until joining NHI, Mr. Spaid provided consulting services to NHI, which services included acquisition underwriting analyses and Board presentations. Previously, Mr. Spaid was with Emeritus as their senior vice president of financial planning and analysis where he led corporate and operational financial analysis and support teams. His responsibilities included forecasting, investor presentations, annual budgets, debt and lease obligation underwriting, M&A processes, financial modeling, due diligence, board presentations and employee development from 2012 to 2014. Mr. Spaid was a member of the Sarbanes-Oxley compliance committee at Emeritus. Prior to Emeritus, Mr. Spaid was an independent financial consultant, who provided mergers & acquisition, work-out, and private equity consulting services from 2010 to 2011. He also served as the chief financial officer of a regional assisted living and memory care provider in Redmond, Washington from 2008 to 2009. Mr. Spaid has a Bachelor of Business Administration degree with honors from the University of Texas and a Masters of Business Administration with High Distinction from the University of Michigan.

David L. Travis
Age 50
Position: Senior Vice President and Chief Accounting Officer

Background
Mr. Travis was named Senior Vice President and Chief Accounting Officer in May 2020. Mr. Travis has over 25 years of accounting and financial reporting experience, including over 15 years as a chief accounting officer for publicly traded healthcare REITs. Prior to joining NHI, Mr. Travis was the chief accounting officer with MedEquities Realty Trust from August 2014 through the completion of its merger with Omega Healthcare Investors (NYSE:OHI) in 2019. He was previously senior vice president and chief accounting officer of Healthcare Realty Trust (NYSE:HR) from December 2006 until July 2014. Before joining Healthcare Realty Trust, Mr. Travis was an auditor at Ernst & Young LLP from 1996 to 2006. Mr. Travis earned his Bachelor of Business Administration summa cum laude in accounting from the University of Memphis and is a certified public accountant.

CORPORATE SUSTAINABILITY

We believe that integrating environmental, social and governance, or ESG, initiatives into our strategic business objectives will contribute to our long-term success and we anticipate that we will publish our Inaugural Sustainability Report in 2025. This Sustainability Report will be published on our website as soon as it is available and will address our 2025 specific sustainability goals, which include:

•Continue to inventory and report our Scopes 1, 2, and 3 greenhouse gas emissions in accordance with the Greenhouse Gas Protocol.
•Improve the emissions data every year with a longer-term goal of establishing an emissions reduction strategy in accordance with science-based targets.
•Measure and report annually on water usage in our corporate headquarters and properties within our SHOP portfolio.

•Identify and evaluate material sustainability-related risks and opportunities utilizing the Task Force on Climate-Related Financial Disclosure (TCFD) framework.

We have established a management ESG Committee comprised of our Chief Financial Officer, Vice President, Finance and Investor Relations and Vice President, HR/Benefits and Compliance. This committee is tasked with overseeing our strategies regarding the Company’s social impact and environmental sustainability. Our ESG Committee was established with the goal of increasing our accountability, sharpening our focus, and maximizing our efforts with respect to the environmental, social and governance impact on our clients, employees and properties. In addition, the ESG Committee helps to measure our progress on our ESG initiatives and priorities, adding an element of accountability, which should also increase our effectiveness. The ESG Committee meets at least quarterly with the Chair of the Nominating and Corporate Governance Committee of the Board. Through our sustainability efforts, we seek to incentivize positive change and create value for our stakeholders. Below are more details of our corporate sustainability efforts.

Environmental

•We provide our triple net lease operators capital improvement allowances for redevelopment, expansions and renovations at our properties which may include energy efficient improvements like LED lighting and low emission carpeting, recycled materials and solar power.
•We provide our development partners with capital to build new state-of-the-art properties with energy efficient components and design features.
•We obtain Phase I environmental reports and, if warranted, Phase II environmental reports as part of our due diligence procedures when acquiring properties and attempt to avoid buying real estate with known environmental contamination.
•Our document retention practices strive to reduce paper usage and encourage electronic file sharing.
•We strive for efficiency and sustainability in our corporate headquarters, participate in a recycling program, and encourage our employees to reduce, reuse and recycle waste.
•We purchase carbon offsets to help offset our primary sources of emissions, which include energy use, travel, and commuting to compensate for any emissions we cannot eliminate directly by investing in projects that reduce, avoid, or remove emissions elsewhere.

Social

•We employ individuals who possess a broad range of experiences, background and skills, and we believe that to continue to deliver long-term value to our stockholders, we must provide and maintain a work environment that attracts, develops, and retains top talent and affords our employees an engaging work experience that allows for career development and opportunities.
•We promote teamwork, offer flexible work schedules to accommodate varying needs, and contribute to the communities we serve.
•Along with a competitive compensation program including incentive bonuses and a stock incentive plan, NHI provides a 401(k) plan with a safe harbor contribution, employer sponsored health insurance coverage and tuition reimbursement.
•We offer paid employee health insurance coverage, along with team-building events such as our annual Office Olympics.
•We are strong proponents of continuous learning, and our educational reimbursement program supports employees who pursue professional development through undergraduate and graduate studies, industry certifications, conferences, and other activities.
•Our commitment to employee development and satisfaction is reflected in our annual performance review process and regular employee engagement surveys and our 2024 survey showed that NHI employees are highly engaged, with particularly high scores for peer relationships, enablement (systems and processes to help employees succeed in their roles), support of our corporate strategy, work/life balance, and their sense of empowerment.
•NHI is committed to fostering, cultivating, and preserving a culture of diversity, equity, and inclusion, recognizing that our human capital is our most valuable asset.
•We elected our first female director to the Board in 2020, added an additional diverse member which resulted in the appointment of our first African-American and our second female director to the Board in 2022 and elected a third female director to the Board in January 2025.
•NHI’s Board is now 37.5% female and 62.5% male and its workforce is 53% female and 47% male.
•We actively support charitable organizations within our community that promote health education and social well-being and during 2024, we donated approximately $40,000 to external charitable organizations that provide support services to the communities that sustain our residents, operating partners and employees, such as the Alzheimer’s Foundation of America, our employee match program and other fundraising efforts which leverage our professional relationships with banks, law firms, and other key vendors.
•We support efforts to cure diseases that afflict our residents and loved ones by sponsoring and participating in local community events such as the Walk to End Alzheimer’s.
•We encourage our employees to support our local community by matching voluntary contributions through our company-wide charity program.
•We support the Granger Cobb Institute with a continuing endowment to further educate students in pursuit of careers in senior housing.
•We support the Community Foundation of Middle Tennessee with a continuing endowment to support local charities, and one of our corporate officers serves on the board of this foundation as well.

Governance

•We are proposing an amendment to our Articles of Incorporation at the Meeting to declassify our Board structure;
•We maintain the NHI Code, which governs our business conduct and ethics.
•We have adopted the NHI Corporate Governance Guidelines as discussed above under “NHI Corporate Governance Guidelines.”
•Our NHI EthicsPoint program enables interested parties to communicate (on a non-identifiable basis if so desired) with NHI executive officers, independent directors (including the independent directors as a group), and the NHI Board.
•We have a policy that our Audit Committee shall review, approve and oversee any transaction between the Company and any related person on an ongoing basis.
•On August 2, 2024, the Company established a Special Committee of Non-Interested Directors to negotiate, review, analyze and approve any potential lease between the NHI and NHC and all related items or explore any other possible alternatives.
•We established an ESG Committee to oversee our strategies regarding the Company’s social impact and environmental sustainability and increase our accountability, sharpen our focus, and maximizing our efforts with respect to the environmental, social and governance impact on our clients, employees and properties.
•We have designed our executive compensation to be aligned with stockholders by rewarding executives for growth in Normalized Funds Available for Distribution (“FAD”) and dividend growth, conservative dividend payout ratios, prudent balance sheet management, accretive investment growth and total stockholder return.
•We have invested in technology and third-party support to identify, mitigate, and quickly respond to cybersecurity incidents and we regularly review our cybersecurity practices and conduct periodic employee information security and awareness training to ensure they are aware of information security risks and enable them to take steps to mitigate those risks.
•We have adopted an insider trading policy designed to prohibit unlawful trading, hedging and pledging transactions and related practices.
•We have adopted a Clawback Policy to recoup incentive compensation in the event the Company is required to restate its financial statements.

EQUITY OWNERSHIP REQUIREMENTS

The Company has historically encouraged its officers to maintain significant equity ownership in the Company. During 2024, the Company reviewed its Guidelines and in August and November 2024, the Company made a number of revisions to the Guidelines to improve its corporate governance. One of these changes was to formally adopt stock ownership guidelines that apply to all non-employee directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Transaction Officer, the Chief Investment Officer, and the Chief Accounting Officer (the “Covered Persons”), which require that the Covered Persons have direct ownership in shares of the Company’s common stock in order to further align their interests with the interests of the Company’s stockholders. The stock ownership guidelines require each Covered Person to own shares in the Company which, as of the date of each annual meeting of the stockholders of the Company hereafter, shall have a “Fair Market Value” of not less than three times the annual cash retainer for non-employee directors or three times the annual base salary for the covered executive officers. “Fair Market Value” as used herein shall mean the average per share closing price of the Company’s common stock as reported on the NYSE for each trading day in the 365-day period prior to the date of computation. If the stock ownership guidelines are met as of the date of the annual meeting of stockholders by a Covered Person, the compliance will not change as a result of fluctuations in the market price of the Company’s common stock for that fiscal year. Covered Persons have five years to comply with these guidelines from the later of the date of adoption of this policy (August 2024) or the date of appointment or promotion. Accordingly, all Covered Persons other than Mr. Chapin and Ms. Todd, have until August 2029 to comply with the new stock ownership guidelines and Ms. Todd has until January 1, 2030, and Mr.

Chapin has until March 2030, to comply with the new stock ownership guidelines. In addition, each Covered Person shall have five years from the date of any increase in annual cash retainer or annual base salary to acquire any additional stock needed to meet the applicable guideline as a result of such increase. For purposes of these stock ownership guidelines, shares owned specifically include all shares of restricted stock (whether vested or unvested) but specifically exclude stock options (whether vested or unvested). Although the new stock ownership guidelines were not in effect as of the last annual meeting, if they had been in effect and calculated as of January 1, 2025, all Covered Persons who were Covered Persons as of that date met the ownership requirements other than Ms. Todd, who was appointed to the Board effective January 1, 2025.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) outlines the principles underlying our executive compensation policies and decisions as they relate to the compensation awarded to our named executive officers (our “NEOs”) during the fiscal year ended December 31, 2024:

•D. Eric Mendelsohn - President and CEO;
•Kristin S. Gaines - Senior Vice President and Chief Transaction Officer;
•Kevin C. Pascoe - Executive Vice President and Chief Investment Officer;
•John L. Spaid - Executive Vice President of Finance, Chief Financial Officer; and
•David L. Travis - Senior Vice President and Chief Accounting Officer

2024 Business Highlights

In 2024, we delivered strong performance across the key drivers of our business. We delivered strong financial results that surpassed our initial guidance, maintained an exceptional balance sheet, and outperformed the market in terms of total stockholder return (“TSR”) performance.

Key Financial Results(1)

+3.6%    Nareit Funds From Operations (“FFO”) per Share: ($4.55 per share in 2024 vs. $4.39 per share in 2023; above the high end of guidance)

+2.5%    Normalized FFO per share: ($4.44 per share in 2024 and $4.33 per share in 2023; above the high end of guidance)

+8.7%    Normalized FAD: ($204.2 million in 2024
vs. $187.8 million in 2023; above the high end
of guidance) of guidance)

TSR Performance
(1) See Appendix B for a reconciliation of FFO, Normalized FFO, Normalized FAD and NOI to net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”).

Other Key Performance Highlights
Senior Housing Operating Portfolio (“SHOP”)	•Average Q4 2024 Occupancy: 89.4% (620bps increase year-over-year) •SHOP NOI Growth: +32% ($2.9 million increase) •Revenue per Occupied Room: $3,014 (in Q4 2024; up 0.6% year-over-year)

Portfolio Activity
•Completed $237.5 million in investment activity at an average yield of approximately 8.6% (largest year for investments since 2019)
•Completed the sale of 4 assisted living communities resulting in a gain of $6.3 million

Balance Sheet
•Net Debt to Adjusted EBITDA at an annualized 4.1x (low end of NHI’s target range of 4.0x-5.0x)
•Amended and restated the $700.0 million revolving credit facility which extended the maturity to October 2028
•Investment grade credit ratings from Moody's, S&P Global, and Fitch Ratings

Say-on-Pay Results

At our 2024 Annual Meeting of Stockholders, our Say‑on‑Pay Proposal received the support of 95.7% of votes cast. While our stockholders affirmed their positive support for our program, we are committed to implementing a best-in-class compensation structure and have made, and will continue to make, appropriate enhancements to align with the competitive market and ensure alignment with strong governance standards (as discussed throughout this CD&A). The Compensation Committee will continue to consider the outcome of stockholder votes and other stockholder feedback in making future compensation decisions for the named executive officers.

Our Recent Compensation Enhancements

We review our compensation process and market practices on an annual basis and for 2025, we made certain enhancements to our process and structure that are in line with best governance practice, including:

Element	2024 Summary	2025 ENHANCEMENTS
Compensation Review Process	•Compensation Committee engaged in a review of the alignment of executive compensation with Company values and strategy and the creation of value for stockholders
•Engaged an independent compensation consultant that specializes in the REIT industry
•Established an executive compensation peer group based on a defined methodology
•Conducted a benchmarking study to review the competitiveness of our compensation program

Annual Incentive Awards	•Target incentive opportunities established for all NEOs •Payout for NEOs other than the CEO capped at target •Payouts based 100% on objective financial goals with pre-established targets	•Established a maximum payout level for all NEOs, including the CEO •Streamlined financial goals to three key financial metrics and set defined threshold, target and maximum goals

Long-Term Equity Awards
•Annual grants are awarded based on a review of the prior year’s performance
•Restricted stock awards align our executives with our stockholders with long-term vesting over five years (v. REIT market average of 3 years)
•Stock option awards that directly link payouts to our stock price performance, only delivering value to the extent that our stock price appreciate

•Added a one-year post-vesting holding period to strengthen stockholder alignment with continuing to use a longer-term vesting period of five years
•Committed to granting forward-looking performance-based awards that will include a relative TSR performance component for year-end 2025 awards, with equity-based compensation representing a larger portion of total compensation

Program Transparency	•Provided disclosure consistent with SEC requirements •Voluntarily included compensation decisions made in early 2024	•Revamped CD&A for better transparency and readability •Detailed rationale for compensation decisions, including decisions made in early 2025

Compensation Objectives and Philosophy

Our executive compensation program is designed to align with a strong pay-for-performance philosophy and ties a substantial portion of executive compensation to the achievement of annual and long-term performance, as demonstrated by the following:

•Our annual incentive program is 100% tied to pre-established performance metrics

•Approximately 76% of our CEO’s compensation is variable and at-risk (72% for our other NEOs)

•Majority of long-term equity awards are granted in stock options that require our stock price to increase before our NEO’s realize any value

•Restricted stock awards use both a longer-term vesting period of five years and a one-year post-vesting holding period to strengthen stockholder alignment

Additionally, our compensation philosophy reflects our belief that strong and consistent leadership is the key to long-term success in our industry. Accordingly, our compensation program is designed around the following three objectives:

Objective	Description	How We Accomplish
Attract, Recruit and Retain
Our compensation program must be competitive in order to attract, retain and recruit qualified senior officers and other key employees with expertise in the senior housing, healthcare and REIT industries
•Provide a competitive base salary that reflects job responsibilities, expertise and market demands •Review market data and internal pay equity considerations before making compensation decisions

Motivate and Balance Short-term and Long-term Performance	Our incentive-based programs are designed to reward our NEOs for the Company’s performance that leads to achievement of our business objectives in both the short-term and long-term.
•Set rigorous annual incentives aligned with our short-term priorities and consistent with our guidance provided to our stockholders
•Offer a mix of short-term cash-based and long-term equity-based incentives

Align with Stockholders	We place a strong emphasis on long-term, equity-based compensation to align interests of our executive officers and our stockholders.	•Equity compensation is and has been a significant component of total pay for our NEOs •Provide a mix of both RSUs and stock options

Our Compensation Process

Pursuant to its charter, the Compensation Committee has the authority to determine and recommend to the Board the amount of compensation given to each of the NEOs. The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board and works with management and an independent compensation consultant to determine appropriate compensation for our NEOs.

Specific roles of each of the parties involved in setting NEO compensation is summarized in the table below:

Compensation Committee
•Annually evaluates the performance of each of the NEOs and determines compensation levels based on its performance evaluation
•Makes all final determinations with respect to NEO compensation
•Approves our executive compensation plans and policies
•Responsible for administering our equity incentive plan.

Management
•Provides information on the Company’s financial performance
•CEO makes recommendations to the Compensation Committee relating to the compensation of executive officers who directly report to him, but the Committee has full autonomy in determining executive compensation.

Independent Compensation Consultant (hired on February 7, 2025)
•Provides counsel and guidance to the Compensation Committee concerning our compensation design and program effectiveness and governance standards
•Provides comparative data, competitive positioning of competitive pay, plan design, short-term and long-term incentive pay practices and market trends
•Reports directly to the Compensation Committee

The Compensation Committee engaged Ferguson Partners Consulting (“Ferguson Partners”), one of the leading compensation consulting firms in the REIT industry, to serve as the Company’s independent compensation consultant to help the Committee establish the compensation programs for 2025. The Compensation Committee reviewed Ferguson Partners’ independence in accordance with the NYSE Listing Standards and applicable SEC regulations and concluded that the firm’s work did not raise any conflict of interest.

Peer Group

In February 2025, Ferguson Partners helped the Compensation Committee established a peer group (the “Peer Group”) to assess competitive pay levels that was constructed based on (i) size, (ii) asset/investment type, and (iii) competition for talent, as follows:

•Other healthcare REITs should comprise the majority of the Peer Group, including healthcare REITs up to 2.5 times NHI’s implied equity market capitalization and total capitalization
•Select similarly sized peers from the larger REIT universe which (i) have a net‐lease focus; (ii) are approximately 0.5 times to 2.0 times NHI’s implied equity market capitalization and total capitalization; and (iii) exclude operationally intensive REITs with more than 1,000 properties

•Overall, the Peer Group is designed so that NHI approximates the median in terms of size, with NHI ranking at the approximate 58th in terms of implied equity market capitalization and 50th in terms of total capitalization

Based on the foregoing, the Compensation Committee established the following Peer Group for NHI, which included 9 healthcare REITs and 6 other similarly sized, net-lease REITs:

2025 EXECUTIVE COMPENSATION PEER GROUP

Company Name	Ticker	Implied Equity Market Cap ($M)	Total Cap ($M)
Healthcare Realty Trust Incorporated	HR	$6,067.2	$11,359.1
Terreno Realty Corporation	TRNO	$5,898.4	$6,570.5
CareTrust REIT, Inc.	CTRE	$5,067.0	$5,466.3
American Healthcare REIT, Inc.	AHR	$4,433.4	$6,575.4
Sabra Health Care REIT, Inc.	SBRA	$4,097.7	$6,576.3
EPR Properties	EPR	$3,353.4	$6,792.1
National Health Investors, Inc.	NHI	$3,147.7	$4,302.5
Broadstone Net Lease, Inc.	BNL	$3,129.2	$5,082.5
LXP Industrial Trust	LXP	$2,391.4	$4,101.4
LTC Properties, Inc.	LTC	$1,563.8	$2,442.7
National Healthcare Properties(1)	--	$1,471.4	$2,625.4
Easterly Government Properties, Inc.	DEA	$1,339.5	$2,816.6
Sila Realty Trust, Inc.	SILA	$1,338.0	$1,900.9
NETSTREIT Corp.	NTST	$1,160.4	$1,945.3
Global Medical REIT Inc.	GMRE	$533.0	$1,247.1
Community Healthcare Trust Incorporated	CHCT	$512.6	$1,020.3
(1)National Healthcare Properties is a public non-listed REIT with publicly filed financial and compensation data but does not have a ticker

After selection of the Peer Group, Ferguson Partners prepared an executive compensation analysis that reviewed market data including: (i) base salary; (ii) annual cash bonus; (iii) long‐term incentives; (iv) total annual compensation; and (v) mix between compensation elements. This analysis was initiated in February 2025 and is still ongoing.

2024 Compensation Program

The three primary components of our NEO compensation are: base salary; annual incentive awards, and long-term equity awards. The following is a discussion of the primary elements of the 2024 compensation for each of our NEOs.

Base Salary

Base salaries are reviewed by the Compensation Committee on an annual basis. The Compensation Committee seeks to establish base salaries at levels that reflect the responsibilities and duties of our executives and are competitive with amounts paid to executives of other healthcare REITs, although our base salaries tend to be below those of our peer group companies. In determining an individual executive’s actual base salary, the Compensation Committee considers other factors, which may include the executive’s past performance, relative importance, future potential, and contributions to our past success.

Named Executive Officer	2024 Base Salary	2023 Base Salary	Year over Year Increase
D. Eric Mendelsohn	$ 525,000	$ 500,000	5%
Kristin S. Gaines	$ 216,300	$ 206,000	5%
Kevin C. Pascoe	$ 249,532	$ 242,265	3%
John L. Spaid	$ 420,000	$ 400,000	5%
David L. Travis	$ 315,000	$ 300,000	5%

Annual Incentive Awards

Annual incentive awards are designed to focus management attention on key operational goals for the current fiscal year and are paid in cash. In order to align executive compensation with Company performance and investor returns, the 2024 Annual Incentive Plan for each of the NEOs provided incentive compensation based on the following categories:

•Normalized FAD increases. This category is similar to the 2023 Incentive Plan, but provides for modified Normalized FAD increase goals which grants tiered levels of incentive compensation based on the increase in Normalized FAD above $4.33 per diluted common share.

2024 Normalized FAD Results: $4.63 per diluted common share

•Normalized FAD payout ratio. This category provides for incentive compensation payouts for a Normalized FAD payout ratio below 90%.

2024 Normalized FAD Payout Ratio Results: 77.8%

•New investments spreads. This category provides for incentive compensation based on the weighted-average cash yield of new investments in excess of the weighted-average cost of capital at the time of new investment.

2024 New Investment Spreads Results: 249bps

•SHOP NOI growth. This category provides for incentive compensation based on certain increases in SHOP NOI over the prior year.

2024 SHOP NOI Results: $12,170,000 (32% growth)

•Leverage Ratio. This category provides tiered levels of incentive compensation for a net debt to Adjusted EBITDA ratio at 5.0 times or less.

2024 Leverage Ratio Results: 4.1x

•Deferral collections. This category provides incentive compensation based on the collection of deferrals previously granted by the Company to certain of its tenants.

2024 Deferral Collection Results: $10,674,285

•Total Stockholder Return goals. This category provides for tiered levels of incentive compensation based on the Company’s total stockholder return for the year relative to three peers (LTC Properties, Inc.; Sabra Health Care REIT, Inc.; and CareTrust REIT, Inc.)

2024 TSR Results: Ranked #2 in TSR

The individual 2024 Incentive Plans contained each of the above categories with certain threshold differences and contained target payout amounts as noted in the table below:

Named Executive Officer	Target Payout Amount
D. Eric Mendelsohn	$ 945,000
Kristin S. Gaines	$ 375,000
Kevin C. Pascoe	$ 500,000
John L. Spaid	$ 450,000
David L. Travis	$ 275,000

For each of Ms. Gaines, Mr. Pascoe, Mr. Spaid and Mr. Travis, the target payout amount was also the maximum payout amount under such NEO’s 2024 Incentive Plan. Mr. Mendelsohn did not have a maximum payout amount under his 2024 Incentive Plan.

In January 2025, the Compensation Committee reviewed performance compared to the seven performance goals and approved the 2024 annual cash bonus awards as follows:

Named Executive Officer	Payout % of Target	Actual Payout ($)
D. Eric Mendelsohn	129%	$1,222,746
Kristin S. Gaines	100%	$ 375,000
Kevin C. Pascoe	100%	$ 500,000
John L. Spaid	100%	$ 450,000
David L. Travis	100%	$ 275,000

Long-Term Equity Awards

Long-term equity awards are granted to align the executives’ financial interests with those of our stockholders. We believe that long-term compensation should motivate and reward the creation and preservation of long-term stockholder value through both price increases and dividends. Long-term equity awards typically vest over three to five years and are subject to forfeiture if the executive leaves the Company prior to vesting. Long-term equity awards are typically made under our Amended and Restated 2019 Stock Incentive Plan (the “2019 Plan”), which was approved by our stockholders at the 2023 annual meeting of stockholders.

Stock Option Awards

The Company has historically relied solely on stock options for equity awards to all employees, including the NEOs. Such grants provide our executive officers the opportunity to purchase shares of NHI common stock at some future date at the fair market value of the stock on the date of the stock option grant. Stock option grants are designed to provide long-term (up to ten years) incentives linked directly to the price of our common stock and only add value to the recipient only when stockholders benefit from stock price appreciation. Stock option awards vest one-third on the date of grant and one-third on each of the first and second annual anniversaries of the date of grant.

Restricted Stock Awards

Beginning in 2023, the Company began making grants of restricted stock to the NEOs. The restricted stock vests over five years, with 20% vesting on each of the first five annual anniversaries of the date of grant. Restricted stock grants encourage recipients to maintain equity ownership in the Company, which helps align their interest with those of our stockholders. The restricted stock grants also encourage recipients to remain with the Company until the restriction periods lapse. Beginning with 2025 restricted stock awards relating to 2024 performance, NEOs are also subject to a one-year post vest hold.

2025 Equity Awards Relating to 2024 Performance

Equity awards are determined for each of our NEOs based on the Compensation Committee’s review and assessment of Company and individual performance for the most recently completed year. While no formal methodology was applied in determining equity awards for our NEOs, the Compensation Committee approved grants based on the following considerations:

•Our financial results surpassed our initial guidance across all key financial metrics, including FFO per share, normalized FFO per share and FAD
•We delivered exceptional TSR results in 2024, including absolute returns +31% over the 1-year period and +45% over the 3-year period significantly outperforming both the MSCI US REIT Index and the Nareit Healthcare REIT Index
•The market assessment provided by Ferguson Partners indicated that compensation for most of our NEOs was below the median of the Peer Group

Based on this review, our Compensation Committee made the following decisions related to grants made on March 3, 2025:

	2025 Option Grant(1)		2025 Restricted Stock(2)
Named Executive Officer	(#)	($)	(#)	($)
D. Eric Mendelsohn	75,000	$705,750	8,000	$586,720
Kristin S. Gaines	25,000	$235,250	4,000	$293,360

Kevin C. Pascoe	45,000	$423,450	5,500	$403,370
John L. Spaid	45,000	$423,450	6,500	$476,710
David L. Travis	30,000	$282,300	5,500	$403,370

(1)The value of the 2025 option grant is based on a weighted average Black-Scholes value of $9.41.
(2)The value of the 2025 restricted stock award is based on the March 3, 2025 closing stock price of $73.34.

In accordance with SEC requirements, the grant date fair value of these awards will be included in the Summary Compensation Table in our 2026 Proxy Statement.

2024 Equity Awards Relating to 2023 Performance

The 2024 option grants were substantially the same as the 2023 option grants and the restricted stock grants were reduced to 3,000 shares for each of the NEOs as follows:

	2024 Option Grant(1)		2024 Restricted Stock(2)
Named Executive Officer	(#)	($)	(#)	($)
D. Eric Mendelsohn	40,000	$351,200	3,000	$173,280
Kristin S. Gaines	25,000	$219,500	3,000	$173,280
Kevin C. Pascoe	25,500	$223,890	3,000	$173,280
John L. Spaid	25,500	$223,890	3,000	$173,280
David L. Travis	25,000	$219,500	3,000	$173,280
(1)The value of the 2024 option grant is based on a weighted average Black-Scholes value of $8.78
(2)The value of the 2024 restricted stock award is based on the February 23, 2024 closing stock price of $57.76.

2025 Compensation Program

At the beginning of 2025, in collaboration with Ferguson Partners, the Compensation Committee established a peer group to assess the competitiveness of our compensation program and to inform the Committee of market practices when setting our 2025 compensation program. For 2025, the Compensation Committee provided market-based increases to the magnitude of pay opportunities for our NEOs to provide more competitive pay levels (which for our CEO was meaningfully below the 25th percentile). In addition, the Compensation Committee also approved changes to the annual incentive plan to strengthen the alignment of executive compensation with Company performance and investor returns.

2025 Base Salary

In February 2025, as a result of the Peer Group analysis, the Compensation Committee concluded that the salaries for the Chief Executive Officer, Chief Financial Officer and Chief Investment Officer were substantially less than the salaries of persons in similar positions within its Peer Group. The following table summarizes salary approved by the Compensation Committee for 2025:

Named Executive Officer	2025 Base Salary	2024 Base Salary	Year over Year Increase
D. Eric Mendelsohn	$ 700,000	$ 525,000	33%
Kristin S. Gaines	$ 225,000	$ 216,300	4%
Kevin C. Pascoe	$ 400,000	$ 249,532	60%
John L. Spaid	$ 520,000	$ 420,000	24%
David L. Travis	$ 330,000	$ 315,000	5%

2025 Annual Incentive Plan

The 2025 Annual Incentive Plan for each of the NEOs was revised to enhance the transparency of the plan and be more consistent with typical market design including: (i) reduced the number of metrics to three key measures that the Compensation Committee considers to be the most important measures of our short-term success, but contribute to increasing our long-term value, (ii) used defined hurdles with corresponding payouts for each metric, including an overall cap equal to 150% of each NEO’s target, and (iii) adjusted the target amounts for select NEOs to be more competitive, including increasing our CEO whose compensation was below the 25th percentile of the Peer Group.

The 2025 Annual Incentive Plan will have defined threshold, target and maximum performance goal for each metric listed below:

•Normalized FAD per share (60% weighting). FAD per share is important measure of the Company’s overall operating performance.
•FAD payout ratio (20% weighting). FAD payout ratio is an important measure of the Company’s ability to fund payment of dividends and distributions to our stockholders.
•Leverage ratio (20% weighting).Leverage measures the quality of our balance sheet and is critical to ensure that we can access the capital markets at favorable rates and fund accretive investments consistent with our business plan.

The individual 2025 Incentive Plans contain each of the above categories and contain target payout amounts as noted in the table below:

Named Executive Officer	Target Payout Amount
D. Eric Mendelsohn	$ 1,100,000
Kristin S. Gaines	$ 375,000
Kevin C. Pascoe	$ 500,000
John L. Spaid	$ 500,000
David L. Travis	$ 275,000

For 2025, the maximum payout amounts for each NEO is equal to 150% of the target payout amount.

2025 Long-Term Incentives

The Compensation Committee has specifically requested that Ferguson Partners advise the Compensation Committee on ways to further enhance the long-term equity awards to strengthen the connection with performance and to make these awards more performance based. This transition to performance based long-term equity awards is still in process and are expected to include awards that vest contingent upon the achievement of TSR goals for equity awards made in 2026 for 2025 performance.

Other Compensation Matters

Risk Assessment

The Compensation Committee specifically discussed and concluded that it does not believe our policies and practices of compensating our employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company because such policies and practices do not relate to risk management practices and risk-taking incentives. We generally take a conservative approach to managing our business. Although some risk-taking is necessary to manage and grow any business, we believe our compensation policies and practices do not encourage unnecessary or excessive risk-taking and do not promote short-term rewards for management decisions that could pose long-term risks to our Company.

Clawback Policy

On November 3, 2023, the Board adopted an Incentive Compensation Recovery Policy (the “Clawback Policy”), in compliance with the final rules adopted by the SEC and NYSE. Under the Clawback Policy, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (an “Accounting Restatement”), the Company will promptly recoup any erroneously awarded compensation received by each current or former executive officer covered by the Clawback Policy during an applicable three-year recovery period. “Erroneously awarded compensation” for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the Clawback Policy is in general limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures. The Compensation Committee will determine, in its sole discretion, the timing and method for recouping such erroneously awarded compensation. In general, the Company may utilize a broad range of recoupment methods under the Clawback Policy, but recovery under the Clawback Policy may be foregone under limited, specific circumstances as described in the Clawback Policy (where recovery would be impracticable because the third-party direct expense of recovery exceeds the amount to be recovered, recovery would violate certain identified laws, or recovery would cause an otherwise tax-qualified, broad-based plan to fail to continue to so qualify). The Company may not indemnify any such executive officer against the loss of such erroneously awarded compensation. Current executive officers covered by the Clawback Policy have acknowledged being subject to the Clawback Policy. To date, the Company has not been required to prepare an accounting restatement that required recovery of erroneously awarded compensation pursuant to its Clawback Policy.

Policies and Practices Related to the Timing of Grants of Certain Equity Awards

It is the Compensation Committee’s practice to approve ordinary course annual equity grants at its regularly-scheduled meeting held in February of each year. At this meeting, the Compensation Committee approves the portion of each named executive officer’s annual equity award that will be granted as stock options. Following approval by the Compensation Committee, all annual equity grants for the fiscal year are made on the third business day following the Company’s annual earnings release.

The Compensation Committee does not take MNPI into account when determining the timing and terms of equity awards. The Company has not timed the disclosure of MNPI for the purpose of affecting the value of executive compensation.

In accordance with the requirements of the SEC, the following table presents information regarding options issued to our NEOs in fiscal 2024 during any period beginning four business days before the filing or furnishing of a periodic report or current report disclosing MNPI and ending one business day after the filing or furnishing of such report with the SEC.

Name	Grant Date	Number of securities underlying the award	Exercise price of the award ($/Sh)	Grant date fair value of the award (1)
Percentage change in the closing market price of the
securities underlying the
award between the trading
day ending immediately
prior to the disclosure of
material nonpublic
information and the trading
day beginning immediately
following the disclosure of
material nonpublic
information(2)

D. Eric Mendelsohn	2/23/2024	40,000	57.76	$315,220	1.89%
Kristin S. Gaines	2/23/2024	25,000	57.76	$197,013	1.89%
Kevin C. Pascoe	2/23/2024	25,500	57.76	$200,953	1.89%
John L. Spaid	2/23/2024	25,500	57.76	$200,953	1.89%
David L. Travis	2/23/2024	25,000	57.76	$197,013	1.89%
(1) The grant date fair value is determined in accordance with ASC Topic 718 and does not represent cash received by the NEOs in 2024.
(2) The percentage change was determined using the closing market price of the Company’s common stock on February 23, 2024 ($57.76), which is also the trading day ending immediately prior to the Company’s filing of its 2024 Form 10-K/A and a Current Report on Form 8-K disclosing MNPI, and the closing market price of the Company’s common stock on February 27, 2024 ($58.85), the trading day beginning immediately following the filing of its 2024 Form 10-K/A and a Current Report on Form 8-K disclosing MNPI.

Tax and Accounting Considerations

The 2017 Tax Cuts and Jobs Act (the “Tax Act”) includes provisions that expand the tax deduction limitation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) for compensation paid to “Covered Employees”, including the named executive officers. Section 162(m) disallows an income tax deduction to any publicly-held corporation for compensation paid to certain executive officers that exceeds $1 million in any taxable year. The Tax Act expanded the definition of Covered Employees to include the Chief Financial Officer. Additionally, once an employee becomes a Covered Employee, they remain a Covered Employee regardless of future compensation levels. The Tax Act also removed the exception for “performance-based” compensation plans entered into or significantly modified after November 2, 2017. The Compensation Committee will periodically review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. However, the Compensation Committee retains the ability to evaluate the performance of the Company’s executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

2024 COMPENSATION TABLES

2024 Summary Compensation Table

The following table sets forth the compensation earned by the named executive officers for their services in all capacities to the Company for the 2024, 2023 and 2022 fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Comp. ($)(3)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)	All Other Comp. ($)(4)	Total ($)
D. Eric Mendelsohn CEO and President	2024	525,000	—	173,280	315,220	1,222,746	—	10,350	2,246,596
	2023	500,000	—	246,500	453,123	875,044	—	9,900	2,084,567
	2022	417,730	780,000	—	1,458,103	—	—	9,150	2,664,983
Kristin S. Gaines Chief Transaction Officer	2024	216,300	—	173,280	197,013	375,000	—	10,350	971,943
	2023	206,000	83,667	197,200	283,204	271,333	—	9,900	1,051,304
	2022	200,788	355,000	—	641,565	—	—	9,150	1,206,503
Kevin C. Pascoe Chief Investment Officer	2024	249,532	—	173,280	200,953	500,000	—	10,350	1,134,115
	2023	242,265	—	197,200	288,865	450,000	—	9,900	1,188,230
	2022	235,208	212,500	—	641,565	—	—	9,150	1,098,423
John L. Spaid Chief Financial Officer	2024	420,000	—	173,280	200,953	450,000	—	10,350	1,254,583
	2023	400,000	54,272	197,200	288,865	345,728	—	9,900	1,295,965
	2022	315,000	375,000	—	641,565	—	—	9,150	1,340,715
David L. Travis Chief Accounting Officer	2024	315,000	—	173,280	197,013	275,000	—	10,350	970,643
	2023	300,000	23,829	197,200	283,203	201,171	—	9,900	1,015,303
	2022	275,000	200,000	—	408,268	—	—	9,150	892,418

(1) The dollar value of the restricted stock grants is based on the grant date fair value. The grant date fair value is determined in accordance with ASC Topic 718. For additional information on the valuation assumptions with respect to the grant date fair value, refer to the notes of NHI’s consolidated financial statements in its Annual Reports on Form 10-K for the years ended December 31, 2024, 2023 and 2022, as filed with the SEC. The grant date fair value does not represent cash received by the executive.
(2) The dollar value of the stock option grants is based on the grant date fair value. The grant date fair value is determined in accordance with ASC Topic 718. For additional information on the valuation assumptions with respect to the grant date fair value, refer to the notes to NHI’s consolidated financial statements in its Annual Reports on Form 10-K for the years ended December 31, 2024, 2023 and 2022, as filed with the SEC. The grant date fair value does not represent cash received by the executive.
(3) Represents the amount earned under the Incentive Plans described above and in each case was paid in February of the year following the reporting year.
(4) Represents employer contributions to NHI’s 401(k) Plan.

Grants of Plan-Based Awards in 2024

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)(1)	Maximum ($)
D. Eric Mendelsohn	2/16/2024	2/23/2024	—	945,000	—	—	40,000	57.76	$315,220
D. Eric Mendelsohn	2/16/2024	2/23/2024	—	—	—	3,000	—	—	$173,280
Kristin S. Gaines	2/16/2024	2/23/2024	—	375,000	—	—	25,000	57.76	$197,013
Kristin S. Gaines	2/16/2024	2/23/2024	—	—	—	3,000	—	—	$173,280
Kevin C. Pascoe	2/16/2024	2/23/2024	—	500,000	—	—	25,500	57.76	$200,953
Kevin C. Pascoe	2/16/2024	2/23/2024	—	—	—	3,000	—	—	$173,280
John L. Spaid	2/16/2024	2/23/2024	—	450,000	—	—	25,500	57.76	$200,953
John L. Spaid	2/16/2024	2/23/2024	—	—	—	3,000	—	—	$173,280
David L. Travis	2/16/2024	2/23/2024	—	275,000	—	—	25,000	57.76	$197,013
David L. Travis	2/16/2024	2/23/2024	—	—	—	3,000	—	—	$173,280
(1) Amounts represent 2024 Incentive Plan bonus target payout for 2024. The target payout amount is based on the executive achieving the goals in each bonus target category described above. For each of Ms. Gaines, Mr. Pascoe, Mr. Spaid and Mr. Travis, the target amount was also the maximum amount. Mr. Mendelsohn did not have a maximum amount. The actual 2024 Incentive Plan amounts paid for 2024 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(2) Represents shares of restricted stock granted, which stock vests 20% on each of the first five annual anniversaries of the date of grant. Restricted stock is entitled to vote and eligible to receive dividends; however restricted stock may not be sold until the restrictions lapse and will be forfeited if the recipient leaves the Company prior to the vesting date.
(3) The grant date fair value is determined in accordance with ASC Topic 718 and does not represent cash received by the named executive officers in 2024.

2024 Option Exercises and Stock Vested at Fiscal Year-End

The following table shows information regarding exercises of options to purchase our common stock and vesting of restricted stock awards held by each of our named executive officers during the fiscal year ended December 31, 2024.

	Option Awards		Stock Awards
Name	Number of Options Exercised (#)	(Spread)Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
D. Eric Mendelsohn	164,999	4,640,624	1,000	64,720
Kristin S. Gaines	55,000	850,300	800	51,776
Kevin C. Pascoe	117,167	2,027,087	800	51,776
John L. Spaid	135,500	2,663,513	800	51,776
David L. Travis	42,300	952,941	800	51,776

(1)The value realized is the difference between the exercise price and the closing market price of our common stock on the date of exercise multiplied by the number of options exercised.
(2)The value realized is the number of shares that vested multiplied by the closing market price of our common stock as reported by the NYSE on the vesting date for the restricted common stock.

2024 Outstanding Equity Awards at Fiscal Year-End

	Options Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
D. Eric Mendelsohn	125,000	—	90.79	2/21/2025	7,000	485,100
	125,000	—	69.20	2/25/2026	—	—
	—	13,334	54.73	2/24/2028	—	—
	—	26,667	57.76	2/23/2029	—	—
Kristin S. Gaines	55,000	—	90.79	2/21/2025	6,200	429,660
	55,000	—	53.41	2/25/2027	—	—
	16,666	8,334	54.73	2/24/2028	—	—
	8,333	16,667	57.76	2/23/2029	—	—
Kevin C. Pascoe	55,000	—	90.79	2/21/2025	6,200	429,660
	—	8,500	54.73	2/24/2028	—	—
	—	17,000	57.76	2/23/2029	—	—
John Spaid	55,000	—	90.79	2/21/2025	6,200	429,660
	—	8,500	54.73	2/24/2028	—	—
	—	17,000	57.76	2/23/2029	—	—
David L. Travis	23,000	—	69.20	2/25/2026	6,200	429,660
	12,200	—	53.41	2/25/2027	—	—
	16,666	8,334	54.73	2/24/2028	—	—
	8,333	16,667	57.76	2/23/2029	—	—
(1)All options granted to the named executive officers vest one-third on the date of grant and one-third on each of the first and second annual anniversary of the date of grant.
(2) All restricted stock granted to the named executive officers vest 20% on each of the first five annual anniversaries of the date of grant.
(3) Market value calculated using the closing market price of the Company’s common stock on December 31, 2024 of $69.30.

Potential Payments upon Termination or Change-in-Control

Effective February 15, 2019, the Company and Mr. Mendelsohn entered into an amended and restated employment agreement (the “Amended Agreement”). The Amended Agreement had an initial term until December 31, 2020 and automatically renews each year unless 90 days’ notice of intention not to renew is given by either party. The Amended Agreement provided an initial base salary of $350,000, which is reviewed annually and is subject to adjustment according to the Company’s policies and practices, and provides a discretionary bonus, as well as an Incentive Plan which is driven by the Company’s adjusted funds from operations, which was changed to Normalized FAD in 2021, and recurring dividend growth. The Incentive Plan has been revised as described under “2024 Incentive Plan” and “2025 Incentive Plan” above. The Amended Agreement also provides that Mr. Mendelsohn is subject to a 24-month non-compete and non-solicitation period following termination of his employment. The Amended Agreement further provides that if his employment is terminated due to a Without Cause Termination or Constructive Discharge (each as defined in the Amended Agreement), the Company will pay Mr. Mendelsohn a monthly fee equal to his then current annual base salary divided by 12 for up to 24 months provided Mr. Mendelsohn has not accepted new employment. If Mr. Mendelsohn had been terminated pursuant to a Without Cause Termination or a Constructive Discharge on December 31, 2024, Mr. Mendelsohn would have been entitled to severance payments equal to $43,750 a month up to a maximum of $1,050,000, provided that Mr. Mendelsohn did not become employed during that 24-month period. There is no separate provision in Mr. Mendelsohn’s employment agreement regarding a change in control, only the above described Without Cause Termination and Constructive Discharge. None of the other executive officers have employment agreements.

The 2012 Stock Incentive Plan and the 2019 Plan provide that a dissolution or liquidation of the Company or a merger, consolidation or acquisition in which the Company is not the surviving corporation shall cause the vesting date of each outstanding option to accelerate. Thus, if such an event had occurred at December 31, 2024, each of the named executive officers would have received the value reflected in the table based on the number of unvested options would have vested upon such event multiplied by the excess, if any, of $69.30 (the closing market price of the Company’s common stock on December 31, 2024), over the exercise price of such unvested options.

Change in Control Severance Agreements

On February 26, 2024, we entered into a Change in Control Severance Agreement (a “CIC Severance Agreement”) with each of the named executive officers. Each CIC Severance Agreement provides that, subject to the executive’s executing and not revoking a general release of claims and in lieu of any severance under any other agreement or arrangement, in the event the executive’s employment is terminated by the Company without “Cause” or by the executive for “Good Reason” within two years following a “Change in Control” or is terminated without “Cause” within 30 days prior to a “Change in Control” (each term, as defined in the CIC Severance Agreement), the executive will be entitled to receive the following: (1) a lump sum cash payment equal to a multiple (2.0 times for Mr. Mendelsohn and 1.5 times for the other executives) of the average of the executive’s annual base salary and bonus for the most recent five consecutive calendar years (or, if employed by the Company for less than five calendar years, for such number of full calendar years); (2) a lump sum cash payment equal to the greater of the executive’s target annual bonus and annual bonus that would have been earned based on performance through the termination, pro-rated for actual days of service during the performance period; (3) a lump sum cash payment, on an after-tax basis, equal to the full cost of continued COBRA coverage for the executive and the executive’s spouse and dependents (as applicable) for 18 months; and (4) accelerated vesting of all equity or equity-based incentive awards subject solely to time-based vesting.

The CIC Severance Agreements include (i) non-competition restrictions during the executive’s employment and, if severance benefits are payable pursuant to the CIC Severance Agreement, for 12 months thereafter, and (ii) confidentiality restrictions during the executive’s employment and thereafter. In addition, if any payment or benefit pursuant to the CIC Severance Agreement or otherwise would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will be reduced to the largest amount that would not result in such excise tax, if and only if such reduction would result in the executive’s receipt of greater net after-tax proceeds.

The following table sets forth information concerning the payments that would be received by each named executive officer upon various termination of employment scenarios, assuming the termination occurred on December 31, 2024. The table below only shows additional amounts that the named executive officers would be entitled to receive upon termination and does not show other items of compensation that may be earned and payable at such time such as earned but unpaid base salary, bonuses or benefits. These amounts are estimates only and are based on the assumption that the terminating event or a change in control, as applicable, occurred on December 31, 2024, the last trading day of the Company’s fiscal year. The closing price of the Company’s Common Stock was $69.30 on that date.

Equity Incentive Plan Awards
Named Executive Officer	Cash Severance ($)	Acceleration of Options ($)	Acceleration of Restricted Stock ($)	Health and Welfare Benefits ($)	Total ($)
D. Eric Mendelsohn
Voluntary termination	—	—	—	—	—
Involuntary termination	1,050,000	—	—	—	1,050,000
Change in control of the company(1)	2,469,843	502,014	485,100	49,455	3,506,412
Kristin S. Gaines
Voluntary termination	—	—	—	—	—
Involuntary termination	—	—	—	—	—
Change in control of the company(1)	776,242	313,764	429,660	32,102	1,551,768
Kevin C. Pascoe
Voluntary termination	—	—	—	—	—
Involuntary termination	—	—	—	—	—
Change in control of the company(1)	871,799	320,025	429,660	32,102	1,653,586
John L. Spaid
Voluntary termination	—	—	—	—	—
Involuntary termination	—	—	—	—	—
Change in control of the company(1)	1,008,000	320,025	429,660	34,705	1,792,390
David L. Travis
Voluntary termination	—	—	—	—	—
Involuntary termination	—	—	—	—	—
Change in control of the company(1)	633,550	364,265	429,660	17,353	1,444,828

(1)A change in control payment is a double trigger event and only gets paid if the executive’s employment is terminated by the Company without “Cause” or by the executive for “Good Reason” within two years following a “Change in Control” or is terminated without “Cause” within 30 days prior to a “Change in Control”

Pay Ratio Disclosure

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires a reporting company to disclose the ratio of the annual compensation of the company's median employee to the annual compensation of its principal executive officer.

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. For 2024, the total compensation of our CEO as reported in the Summary Compensation Table was $2,246,596 and for the median employee was $219,422. The resulting ratio of our CEO’s pay to the pay of our median employee for fiscal year 2024 was approximately 10 to 1.

Our CEO to median pay ratio is calculated in accordance with SEC requirements pursuant to Item 402(u) of Regulation S-K. We identified the median employee by examining the 2024 total compensation for our 30 individual employees, excluding our CEO, who were employed by us on December 1, 2024, the first day of the last month of our fiscal year. We did not make any assumptions, adjustments or estimates with respect to total compensation. We believe the total compensation for all employees is a consistently applied compensation measure.

After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the Summary Compensation Table.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pay Versus Performance Disclosure

In accordance with rules adopted by the SEC to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and the other named executive officers (the “Non-PEO NEOs”) and Company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO[1] ($)	Compensation Actually Paid to PEO[1,2,3] ($)	Average Summary Compensation Table Total for Non-PEO NEOs[1] ($)	Average Compensation Actually Paid to Non-PEO NEOs[1,2,3] ($)	Value of Initial Fixed $100 Investment based on:[4]		Net Income ($ Millions)	Normalized Funds Available for Distribution ($ Millions)[5]
					TSR ($)	Peer Group TSR ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2024	2,246,596	2,672,083	1,082,821	1,370,141	116.46	123.47	137	204
2023	2,084,567	1,981,719	1,137,701	1,073,457	88.93	113.54	134	188
2022	2,664,983	1,839,729	1,134,515	799,629	77.75	99.82	66	201
2021	2,567,353	2,103,364	1,112,834	937,282	80.40	132.23	112	209
2020	1,789,030	3,117,622	718,720	1,149,376	90.97	92.43	185	240

1 D. Eric Mendelsohn was our PEO for each year presented. The individuals comprising the Non-PEO NEOs for each year presented are Kristin S. Gaines, Kevin C. Pascoe, John L. Spaid, and David L. Travis.

2 The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

3 Compensation Actually Paid for 2024 reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column reflect the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO	Exclusion of Stock and Option Awards for PEO	Inclusion of Equity Values for PEO	Compensation Actually Paid to PEO
	($)	($)	($)	($)
2024	2,246,596	(488,500)	913,987	2,672,083

Year	Average Summary Compensation Table Total for Non-PEO NEOs	Average Exclusion of Stock and Option Awards for Non-PEO NEOs	Average Inclusion of Equity Values for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs
	($)	($)	($)	($)
2024	1,082,821	(372,263)	659,583	1,370,141

The amounts in the Inclusion of Equity Values columns in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for PEO	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for PEO	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for PEO	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for PEO	Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for PEO	Total - Inclusion of Equity Values for PEO
	($)	($)	($)	($)	($)	($)	($)
2024	574,124	172,729	94,387	72,747	—	—	913,987

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs	Average Value of Dividends or Other Earnings Paid on Equity Awards Not Otherwise Included for Non-PEO NEOs	Total - Average Inclusion of Equity Values for Non-PEO NEOs
	($)	($)	($)	($)	($)	($)	($)
2024	443,061	120,543	59,582	36,397	—	—	659,583

4 The Peer Group TSR set forth in this table utilizes the MSCI US REIT Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the Company and in the MSCI US REIT Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

5 We determined Normalized Funds Available for Distribution (“Funds Available for Distribution” and “Normalized FAD”) to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and Non-PEO NEOs in 2024. See Appendix B for a description of Normalized Funds Available for Distribution and how it is calculated.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid, Total Shareholder Return (“TSR”) and Cumulative TSR Comparison

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs and the Company’s cumulative TSR over the five most recently completed fiscal years. The chart also compares the Company’s cumulative TSR to that of the MSCI US REIT Index over the same period.

PEO and Average Non-PEO NEO Compensation Actually Paid Versus TSR
Compensation Actually Paid ($ Millions)
TSR (12/31/2019 Indexed to $100)
4
3
2
1
0
$140
$120
$100
$80
$60
$40
$20
$0
100.00
100.00
3.1
1.1
92.43
90.97
132.23
2.1
0.9
80.40
99.82
77.75
1.8
0.8
113.54
88.93
2.0
1.1
123.47
116.46
2.7
1.4
2019
2020
2021
2022
2023
2024
Fiscal Year
D. Eric Mendelsohn Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
National Health Investors, Inc. TSR
MSCI US REIT Index TSR

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the five most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Funds Available for Distribution

The following chart sets forth the relationship between Compensation Actually Paid to our PEO, the average of Compensation Actually Paid to our Non-PEO NEOs, and our Funds Available for Distribution during the five most recently completed fiscal years.

PEO and Average Non-PEO NEO Compensation Actually Paid
Versus Funds Available for Distribution
Compensation Actually Paid ($ Millions)
Funds Available for Distribution ($ Millions)
4
3
2
1
0
$300
$250
$200
$150
$100
$50
$0
3.1
1.1
240
2.1
0.9
209
1.8
0.8
201
2.0
1.1
188
2.7
1.4
204
2020
2021
2022
2023
2024
Fiscal Year
D. Eric Mendelsohn Compensation Actually Paid
Average Non-PEO NEO Compensation Actually Paid
Funds Available for Distribution

List of Most Important Financial Performance Measures

Below are the financial performance measures that the Company considers to have been the most important to link to compensation actually paid to our PEO and Non-PEO NEOs for 2024. These measures are not ranked.

•Normalized FAD increases
•Normalized FAD payout ratio
•New investment yield
•SHOP revenue increases
•Deferral collections

EQUITY COMPENSATION PLAN INFORMATION

The Company currently has two stock incentive plans, the 2012 Stock Incentive Plan, as amended (the “2012 Plan”) and the 2019 Plan, (together with the 2012 Plan, the “Plans”). At the Company’s annual meeting of stockholders, the Company’s stockholders approved an amendment and restatement to our original 2019 Stock Incentive Plan, primarily to increase the aggregate number of shares authorized for issuance under the 2019 Plan by 3,000,000 shares to 6,000,000 shares of common stock and to authorize the Company to issue restricted stock and restricted stock units (“RSUs”) under the 2019 Plan.

The 2019 Plan permits the issuance of equity-based awards, including options (including stock options that qualify as incentive stock options for U.S. federal income tax purposes), stock appreciation rights, restricted stock and RSUs.

The Compensation Committee determines when equity awards become exercisable or vest. The means of payment for shares issued upon exercise of an option will be specified in each award agreement. Under the Plans, the exercise price and any tax withholding resulting from any award may be payable in cash or by tendering shares of stock acceptable to the Compensation Committee valued at fair market value as of the day of exercise or vesting, including from the shares issuable under the award, or in any combination thereof, as determined by the Compensation Committee. In addition, the Compensation Committee may permit a participant to elect to pay the exercise price upon the exercise of an incentive stock option or non-qualified stock option by irrevocably authorizing a third party to sell shares of stock (or a sufficient portion of the shares) acquired upon exercise of the incentive stock option or non-qualified stock option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price. For non-qualified stock options, stock received upon the exercise of stock appreciation rights and stock received upon the vesting of restricted stock, the option holder or stock recipient must also pay the Company, at the time of purchase or vesting, the amount of federal, state, and local withholding taxes required to be withheld by the Company, which amount can be withheld by reducing the number of shares issued by the number of shares with a fair market value equal to the amount required to be withheld.

At March 28, 2025, there were no shares available for grant under the 2012 Plan and 3,361,169 shares available for grant under the 2019 Plan. At March 28, 2025, there were options to purchase 12,500 shares of common stock outstanding under the 2012 Plan and 1,431,207 shares of common stock subject to outstanding awards (options and restricted stock) under the 2019 Plan.

The following table provides aggregate information as of December 31, 2024, with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column(a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,416,215	$71.06	3,683,668
Equity compensation plans not approved by security holders	N/A	N/A	N/A

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

At the 2024 annual meeting of stockholders, stockholders ratified the Audit Committee’s selection of BDO as the independent registered public accounting firm for the 2024 fiscal year. BDO was engaged to review the condensed consolidated financial statements set forth in NHI’s Quarterly Report on Form 10-Q for each of the first three quarters of 2024 and to audit the Company’s consolidated financial statements and effectiveness of internal control over financial reporting as of December 31, 2024, set forth in NHI’s 2024 Form 10-K. Our Company’s management has the primary responsibility for the preparation of the financial statements, effectiveness of internal control over financial reporting, and the periodic filings with the SEC.

The responsibility of BDO is to express an opinion on the conformity of the Company's audited consolidated financial statements with GAAP, and to express an opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and their reports dated February 25, 2025 expressed unqualified opinions thereon.

The aggregate professional fees billed by BDO for each of the following categories of services for the past two years are set forth below:

	2024	2023
Audit Fees(1)	$1,164,739	$910,544
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
(1) Fees for services related to the audit of the Company’s consolidated financial statements and internal control over financial reporting, quarterly reviews of the Company’s unaudited interim consolidated financial statements, review of SEC comment letters, and consultation on significant accounting matters of $945,508 and $804,349, respectively, for 2024 and 2023, and fees in connection with the Company’s registration statements and comfort letters for offerings in 2024 and 2023 of $219,231 and $106,195, respectively.

The Audit Committee exercised its responsibility to pre-approve all services provided by BDO within the categories listed above. The Audit Committee delegates to the Chair of the Audit Committee the authority to pre-approve fees for services to be provided by BDO until a formal annual audit plan and fee estimate is presented to the Audit Committee for review and approval at a regularly scheduled meeting of the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2024, the Company’s Compensation Committee consisted of Mr. Webb, Mr. R. Adams, Mr. Jobe, Mr. McCabe and Ms. Swafford. None of the members of the Compensation Committee have ever been officers or employees of the Company, although Mr. R. Adams and Ms. Swafford were employees of NHC when NHC served as the Company’s Investment Advisor from 1991 through October 2004. No interlocking relationship exists between the members of the Company’s Board or Compensation Committee and the Board or Compensation Committee of any other company. Mr. McCabe is the chairman of Pinnacle Financial Partners and the Company has a banking relationship with Pinnacle and Mr. R. Adams is the non-executive chair of NHC both as described under “Certain Relationships and Related Transactions.”

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Act, requires our executive officers, directors, and persons who own more than ten percent of a registered class of our equity securities to file statements with the SEC and the NYSE of initial reports of ownership and reports of changes in ownership of such equity securities. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to file these reports within two business days of the transaction, and to furnish us with copies of all such forms they file.

To our knowledge, and based solely on review of the copies of such forms furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2024, all filing requirements applicable to our executive officers, directors, and persons who beneficially own more than ten percent of our common stock were fulfilled and timely filed except that it was discovered that (1) Mr. W. A. Adams filed one Form 4 two days late to report that certain shares held by a family trust of which he was the trustee were distributed to the beneficiaries of the trust and thus Mr. W. A. Adams no longer held a beneficial ownership interest and (2) Mr. Spaid filed one Form 4 late to report the withholding of shares of stock for the settlement of taxes related to the vesting of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

National HealthCare Corporation

As of December 31, 2024, we leased three independent living facilities and 32 skilled nursing facilities to NHC (four of which are subleased to other parties for whom the lease payments are guaranteed to us by NHC) under a master lease that expires on December 31, 2026. There are two five-year renewal options at a fair rental value as negotiated between the parties. In addition to the base rent, NHC will continue to pay any additional rent and percentage rent as required by the master lease. Under the terms of the lease, the base annual rent escalates by 4% of the increase, if any, in each facility’s annual revenue over a base year. We refer to this additional rent component as “percentage rent.”

Of our total revenues, $40.0 million (12%), $37.3 million (12%) and $36.9 million (13%), in 2024, 2023, and 2022, respectively, were derived from NHC.

The former Chair of our Board was also a director on NHC’s board of directors and another of our directors is the chair of NHC’s board of directors. As of December 31, 2024, NHC owned 1,630,642 shares of our common stock.

Pinnacle Financial Partners

Pinnacle is the holding company for Pinnacle National Bank, the largest bank in the Nashville market area. NHI’s local banking transactions are conducted primarily through Pinnacle National Bank. Mr. McCabe, the Chair of our Board, is chairman of the board of directors of Pinnacle and, based upon the advice of our legal counsel, our banking relationship with Pinnacle National Bank is not prohibited by law or regulation.

    In addition, Pinnacle National Bank participates in our senior unsecured credit facility. The credit facility is provided by Wells Fargo, as Administrative Agent, the Swingline Lender and the Issuing Bank, with Pinnacle National Bank as a participating bank. Pursuant to the credit agreement related to this credit facility, Pinnacle National Bank committed to fund a maximum of $60.0 million of the credit facility. Our Board has reviewed these relationships between the Company and Pinnacle National Bank and determined that Mr. McCabe remains an independent director in compliance with the NYSE rules.

Policy Regarding Related Party Transactions

The Company has a policy that any related party transaction must be reviewed and approved by the Audit Committee of the Board. This related party policy is in writing and is a part of the Restated Audit Committee Charter which is published on our website. The Audit Committee applies this policy to any transaction, arrangement or relationship in which NHI or any of its subsidiaries or affiliates is a participant and the amount involved exceeds $120,000 and in which an executive officer, director, director nominee or 5% stockholder (or their immediate family members) (each of whom we refer to as a “related party”) has a direct or indirect material interest. Any transactions between NHI and its officers, directors and affiliates will be on terms as favorable to NHI as can be obtained from unaffiliated third parties.

BENEFICIAL OWNERSHIP

EQUITY OWNERSHIP OF 5% BENEFICIAL OWNERS

    The following information is based upon filings made by the persons or entities identified below with the SEC. Except as set forth below, on the Record Date, no person was known to us to own beneficially more than 5% of the outstanding common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(3)
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,146,334	(1)	13.18%
Common Stock	BlackRock Inc. 50 Hudson Yards New York, NY 10001	4,351,327	(2)	9.33%
(1) Based solely on the information in Amendment No. 18 to Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group, Inc., which has shared voting power with respect to 67,905 shares, sole dispositive power with respect to 6,032,115 shares and shared dispositive power with respect to 114,229 shares.
(2) Based solely on the information in Amendment No. 1 to Schedule 13G filed with the SEC on January 8, 2024 by BlackRock, Inc., which has sole voting power with respect to 4,201,002 shares and sole dispositive power with respect to 4,351,327 shares.
(3) The percentages shown are based on 46,650,729 shares of common stock outstanding as of the Record Date.

EQUITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table shows the beneficial ownership, reported to us as of the Record Date, of our common stock by each director, each director nominee and each executive officer listed in the table below, and of the directors and executive officers as a group:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Common Stock	Robert G. Adams	630,579	(2)	1.35%
Common Stock	Robert W. Chapin, Jr.	—		*
Common Stock	Tracy M. J. Colden	19,857	(3)	*
Common Stock	James R. Jobe	64,190	(4)	*
Common Stock	Robert A. McCabe, Jr.	70,274	(5)	*
Common Stock	Charlotte A. Swafford	190,185	(6)	*
Common Stock	Candice W. Todd	10,000	(7)	*
Common Stock	D. Eric Mendelsohn	273,194	(8)	*
Common Stock	Kristin S. Gaines	166,943	(9)	*
Common Stock	Kevin C. Pascoe	93,330	(10)	*
Common Stock	John L. Spaid	76,683	(11)	*
Common Stock	David L. Travis	108,421	(12)	*
Common Stock	All Directors and Executive Officers as a group - 12 persons	1,703,656	(13)	3.60%
* Less than 1%
(1) Except as otherwise noted, all shares are owned beneficially with sole voting and investment power. The percentages shown are based on 46,650,729 shares of common stock outstanding plus, as to each individual and group listed, the number of shares of common stock deemed to be owned by such holder pursuant to Rule 13d-3 under the Exchange Act, assuming exercise of options held by such holder that are exercisable within 60 days of the Record Date.
(2) Includes options to purchase 80,000 shares of common stock and 180,548 shares owned by two trusts for which Mr. R. Adams is the trustee and 330,031 shares owned by two limited partnerships controlled by Mr. R. Adams. Also includes 40,000 shares owned by a private foundation.
(3) Includes options to purchase 10,000 shares of common stock.
(4) Includes options to purchase 35,000 shares of common stock, 28,690 shares owned jointly with Mr. Jobe’s spouse and 500 shares held in an individual retirement account. Mr. Jobe has shared voting and dispositive powers with respect to 14,979 of the listed shares.
(5) Includes options to purchase 35,000 shares of common stock.
(6) Includes options to purchase 80,000 shares of common stock and 110,185 shares owned by a trust for which Ms. Swafford is a co-trustee. Ms. Swafford has shared voting and dispositive powers with respect to 110,185 of the listed shares.
(7) Includes options to purchase 10,000 shares of common stock.
(8) Includes options to purchase 176,667 shares of common stock and 14,400 shares of restricted stock.
(9) Includes options to purchase 104,999 shares of common stock and 9,600 shares of restricted stock. Of these shares, 33,921 are pledged by Ms. Gaines as security for a loan.
(10) Includes options to purchase 32,000 shares of common stock and 11,100 shares of restricted stock.
(11) Includes options to purchase 32,000 shares of common stock and 12,100 shares of restricted stock
(12) Includes options to purchase 86,866 shares of common stock and 11,100 shares of restricted stock.
(13) Includes options to purchase 682,532 shares of common stock and 58,300 shares of restricted stock.

PROPOSAL 3 - ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act enables the Company’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, commonly known as the “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the compensation paid to the Company’s named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the Company’s philosophy, policies and practices described in this proxy statement. The Company is asking its stockholders to indicate their support for its named executive officer compensation as described in this proxy statement. Accordingly, the Company is asking its stockholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2025 annual meeting of stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

We believe that our executive compensation is designed to reward our officers for the Company’s performance as a whole and for each officer’s individual effort in achieving the Company’s goals. Our compensation program includes the elements of (a) a base salary that is reflective of job responsibilities, expertise, and comparability to the same positions with companies in our peer group, (b) an annual incentive bonus award to reward individual effort in achieving the Company’s goals, and (c) share-based compensation to align the financial interests of our senior officers with those of our stockholders. The annual Incentive Plan is designed to focus management attention on key operational goals for the current fiscal year which are significantly tied to the Company’s achievement of normalized adjusted funds available for distribution, new investments, SHOP NOI, deferral collections and total stockholder return. We believe that these goals are aligned with the interests of our stockholders.

The above resolution will be deemed approved if it receives the affirmative vote of the holders of a majority of the votes cast on this proposal at the Meeting. The “say-on-pay” vote is advisory, and therefore is not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, will consider the stockholders’ concerns and the Board and Compensation Committee will evaluate whether any actions are necessary to address those concerns. At the Company’s 2023 annual meeting of stockholders, a majority of the votes cast on an advisory basis were voted in favor of conducting a say-on-pay vote annually, and NHI presently intends to conduct a say-on-pay vote annually until the next required vote on the frequency of say-on-pay votes. NHI has held an annual advisory say-on-pay vote since 2011. If a stockholder votes pursuant to the WHITE proxy card but does not specifically instruct the proxy holders to vote against the approval of our executive compensation, your proxy holders intend to vote for the approval of the above resolution.

The Board Recommends a Vote “FOR” Approval, on an Advisory Basis, of the Compensation Paid to Our Named Executive Officers as Disclosed in This Proxy Statement as Provided in Proposal 3.

PROPOSAL 4 - RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has retained BDO as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Although a stockholder vote is not required, the Board submits this accounting firm for approval by the stockholders as a matter of good corporate governance. BDO has audited the Company’s consolidated financial statements since 2004, and has also provided the required Sarbanes-Oxley §404 attestation.

The affirmative vote of the holders of a majority of the votes cast on this proposal at the Meeting is required for the ratification of the Audit Committee’s selection of BDO as our independent registered public accounting firm. If the stockholders do not ratify the selection of BDO, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, although the Audit Committee would not be required to select a different independent registered public accounting firm for the Company. The Audit Committee retains the power to select another firm as the independent registered public accounting firm for the Company to replace the firm whose selection was ratified by the Company’s stockholders in the event the Audit Committee determines that the best interests of the Company warrant a change of its independent registered public accounting firm. If a stockholder votes pursuant to the WHITE proxy card but does not specifically instruct the proxy holders to vote against the ratification of BDO as our independent registered public accounting firm, your proxy holders intend to vote for the ratification of BDO.

Representatives of BDO are expected to be present at the Meeting and will be given the opportunity to address the stockholders and respond to questions.

The Board Recommends a Vote “FOR” the Ratification of the Selection of BDO USA, P. C. As Our Independent Registered Public Accounting Firm for 2025 as Provided in Proposal 4.

PROPOSAL 5 STOCKHOLDER PROPOSAL PURSUANT TO THE COMPANY’S BYLAWS

In the February 18, 2025 notice the Company received from L&B with respect to its nomination of the Dissident Nominees, L&B also included a non-binding business proposal for consideration by stockholders at the Meeting seeking stockholder approval of a request for the Board to take all necessary steps in its power to declassify the Board so that all directors are elected on an annual basis commencing at the Company’s next annual meeting of stockholders after the Meeting (the “Stockholder Proposal”). L&B intends to propose the resolution set forth below at the Meeting.

Company stockholders should be aware that the Stockholder Proposal will be treated as an advisory request that the Board take actions to amend its governance documents to declassify the Board. However, because Maryland law requires the Board to approve an amendment to a company’s articles of corporation, this Stockholder Proposal does not have any legal effect and will not result in an amendment to the Company’s Articles of Incorporation.

Stockholder Proposal

L&B’s proposal is as follows:

RESOLVED, that the stockholders of National Health Investors, Inc. (the “Company”) request that the Board of Directors of the Company (the “Board”) take all necessary steps in its power to declassify the Board so that all directors are elected on an annual basis commencing at the Company’s next annual meeting of stockholders. Such declassification shall be completed in a manner that does not affect the unexpired terms of the previously elected directors.

The Board’s Position on the Stockholder Proposal

The Board would like to point out that Proposal 2 at the Meeting is seeking stockholder approval of an amendment to the Company’s Articles of Incorporation to declassify the NHI Board. If Proposal 2 is approved by the requisite stockholder vote, the process of eliminating the classification of the Board will begin immediately with current directors up for election serving a one-year term and complete declassification being completed at the 2027 annual meeting of stockholders, and the Stockholder Proposal would not be necessary. The approval of Proposal 2 will result in the completion of the declassification faster than if the Stockholder Proposal is approved. Under the Stockholder Proposal, if it is approved, the Board will propose an amendment to the Company’ Articles of Incorporation to declassify the NHI Board at the 2026 annual meeting of stockholders. Since the Stockholder Proposal specifically states that its proposed declassification shall be completed in a manner that does not affect the unexpired terms of the previously elected directors, if a declassification amendment were proposed at the 2026 annual meeting the complete declassification pursuant to any such amendment could not be completed until the 2028 annual meeting of stockholders. The Board has carefully considered the Stockholder Proposal and has concluded that its adoption is not in the best interests of the Company’s stockholders. Accordingly, the Board unanimously recommends a vote “AGAINST” the Stockholder Proposal and instead vote “FOR” Proposal 2. If a stockholder votes pursuant to the WHITE proxy card but does not specifically instruct the proxy holders to vote for the Stockholder Proposal, your proxy holders intend to vote against the Stockholder Proposal.

VOTING AND MEETING INFORMATION

The accompanying proxy is solicited by the Board to be voted at the Meeting to be held on [ ], 2025, commencing at [ ] CDT and at any continuance or postponement of the Meeting. The Meeting will be a virtual only meeting. Stockholders as of the record date must register in advance to participate in the Meeting by visiting the website www.cesonlineservices.com/nhi25_vm. Please have your WHITE proxy card or WHITE voting instruction form, notice, or other communication containing your control number available and follow the instructions to complete your registration request. After registering, stockholders will receive a confirmation email with a link and instructions for accessing the Meeting virtually. Requests to register to participate in the Meeting must be received by no later than [ ] CDT on [ ], 2025. All stockholders of record as of the Record Date will be able to submit questions and vote their shares by following the instructions that will be available on the virtual meeting platform. All stockholders who register to attend the Annual Meeting will receive an email prior to the Annual Meeting containing the contact details of technical support in the event they encounter difficulties accessing the virtual meeting or during the meeting. Stockholders are encouraged to contact technical support if they encounter any technical difficulties with the meeting webcast. It is recommended that you contact your broker should you be unable to locate your control number associated with the WHITE voting instruction form. It is anticipated that this proxy statement and the form of WHITE proxy card solicited on behalf of our Board will be filed with the SEC and an accompanying Notice mailed to our stockholders beginning on [ ], 2025.

It is the Company’s desire to conduct a safe and informative Meeting. In that interest, NHI intends to observe the Rules of Conduct made available at the Meeting. Any deliberate violation of these Rules of Conduct or an attempt to disrupt the Meeting will be considered cause for expulsion from the Meeting or the question-and-answer session. The Chair of the Board, or other presiding officer of the Meeting, will exercise his judgment on any procedural matters not addressed in the Rules of Conduct.

Why am I receiving the Notice or this proxy statement and proxy card?

You are receiving the Notice by mail or this proxy statement and WHITE proxy card because you own shares of NHI common stock. The Notice also instructs you how to submit your vote over the Internet.

This proxy statement describes matters on which you are entitled to vote at the Meeting. When you vote by proxy, you appoint D. Eric Mendelsohn, the Company’s Chief Executive Officer, and John L. Spaid, the Company’s Chief Financial Officer, or either of them, as your representative at the Meeting. Mr. Mendelsohn and Mr. Spaid will vote your shares at the Meeting as you have instructed on the proxy. This way, your shares will be voted even if you cannot attend the Meeting.

If your shares are not voted by proxy at the Meeting, by mail or on the Internet, they cannot be voted on your behalf. Even if you expect to attend the Meeting, in order to ensure that your shares are represented, please vote by proxy using the Internet voting instructions found on the enclosed WHITE proxy card or the instructions in your Notice, or complete, sign and date the enclosed WHITE proxy card and return it promptly.

Who is soliciting my proxy and who is paying the cost of the solicitation?

The Company’s Board is providing you this proxy statement in connection with its solicitation of proxies for use at the Meeting. Certain of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or on a remote basis during the Meeting. Under applicable SEC rules and regulations, such persons are “Participants” with respect to the Company’s solicitation of proxies in connection with the Meeting. For more information on the Participants in the Board’s solicitation, please see the section captioned “Information Concerning Participants in the Company’s Solicitation of Proxies” in Appendix C to this proxy statement.

The Company will pay for the entire cost of soliciting proxies on behalf of the Company. As of the date of this proxy statement, the Company has engaged Sodali & Co., LLC (“Sodali & Co.”), an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. The Company has agreed to pay Sodali & Co. fees not to exceed $[ ] plus associated expenses for these and related services. In addition, we will reimburse brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to the beneficial owners of our common stock.

If you have any questions concerning the Meeting or this proxy statement, or need help voting your shares of Company common stock, please contact Sodali & Co.:

Sodali & Co., LLC

430 Park Avenue, 14th Floor
New York, NY 10022
Banks and Brokers Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail:NHI@investor.sodali.com

L&B will bear the entire cost of any proxies that it solicits. In addition, if L&B is successful in its proxy solicitation, L&B may seek reimbursement from the Company for the expenses it incurs in connection with its solicitation of proxies for election of the Dissident Nominees to the Board at the Meeting.

What am I voting on?

At the Meeting you will be asked to vote on five proposals: The first proposal is the election of four directors to serve for one-year terms if Proposal 2 is approved by our stockholders, or for two or three-year terms if Proposal 2 is not approved by our stockholders. The second proposal is the approval of an amendment to our Articles of Incorporation to declassify the Board of Directors. The third proposal is a non-binding advisory vote on executive compensation. The fourth proposal is the ratification of the appointment of BDO as the Company’s independent registered public accounting firm for 2025. The fifth proposal is the Stockholder Proposal pursuant to the Company’s bylaws.

Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date, Friday, March 28, 2025, are entitled to notice of and to vote at the Meeting or any continuance or postponement thereof. We have no class or series of shares currently outstanding other than our common stock. Each holder of shares of our common stock is entitled to one vote per share on all matters properly brought before the Meeting. Stockholders are not permitted to cumulate votes for the purpose of electing directors or otherwise.

How do I vote?

You may vote your shares either at the Meeting, or by proxy by mail or on the Internet. If you duly execute and return the enclosed WHITE proxy card or use our Internet voting procedures to authorize the named proxies to vote your shares, those shares will be voted as specified, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board. To vote by proxy, you should mark, date, sign and mail the enclosed WHITE proxy card in the prepaid envelope provided, or follow the instructions for voting by proxy on the Internet, which may be found in the proxy voting instructions included in the Notice or on the WHITE proxy card.

If your shares are held in a brokerage account or in the name of another nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you together with a voting instruction form. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares. Since a beneficial owner is not the owner of record, you may not vote these shares at the Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares. Shares held in street name may also be eligible for Internet voting.

Stockholders as of the record date must register in advance to participate in the Meeting by visiting the website www.cesonlineservices.com/nhi25_vm. Please have your WHITE proxy card or WHITE voting instruction form, notice, or other communication containing your control number available and follow the instructions to complete your registration request. After registering, stockholders will receive a confirmation email with a link and instructions for accessing the Meeting virtually. Requests to register to participate in the Meeting must be received by no later than [ ] CDT on [ ], 2025. Once properly admitted to the Meeting as a “Stockholder,” you will be able to vote your shares by following the instructions that will be available on the virtual meeting platform. “Street name” stockholders who wish to vote at the Meeting may gain access to the Meeting by logging into their broker, brokerage firm, bank or other nominee’s website and selecting the stockholder communications mailbox to link through to the Meeting. Instructions should also be provided on the voting instruction card provided by your broker, bank or other nominee.

Please cast your vote as soon as possible using the WHITE proxy card and do NOT sign, return, or vote on any gold proxy card that may be sent to you by L&B.

Has the Company been notified that a stockholder intends to propose alternative director nominees at the Meeting?

Yes. L&B has announced that it has nominated a slate of two nominees, James Hoffmann and A. Adam Troso, for election to the Board of Directors at the Meeting in opposition to certain of the nominees recommended by the Board of Directors. The Board does NOT endorse any Dissident Nominee and unanimously recommends that instead you vote “FOR” the election of each of the four nominees recommended by the Board (Robert G. Adams, James R. Jobe, Candice W. Todd and Robert W. Chapin, Jr.).

Each of the Company and L&B will use its own version of a universal proxy card containing the names of both the Company Nominees and the Dissident Nominees. The Board urges you to vote “FOR” the election of each of the four nominees recommended by the Board using our enclosed WHITE proxy card and NOT to sign or return or vote using any gold proxy card sent to you by, or on behalf of, L&B. If you have already voted using the gold proxy card sent to you by, or on behalf of, L&B, you have every right to change your vote and we strongly urge you to revoke that proxy by voting in favor of ONLY the Company Nominees (Robert G. Adams, James R. Jobe, Candice W. Todd and Mr. Robert W. Chapin, Jr.) by marking, signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided or following the instructions on your WHITE proxy card or WHITE instruction form to vote via the Internet. Only the last-dated, validly executed proxy that you submit will be counted – any proxy may be revoked at any time prior to its exercise at the Meeting.

Will my shares be voted if I do not sign and return my proxy card or otherwise provide a proxy?

If your shares are registered in your name and you do not return your WHITE proxy card or do not vote at the Meeting or otherwise provide a proxy by the Internet, your shares will not be voted. If your shares are held in street name and you do not submit voting instructions to your broker, your broker may vote your shares for you on certain matters. Brokers normally have discretion to vote on routine matters, such as ratification of auditors, but not on non-routine matters, such as the election of directors, amendments to the articles of incorporation and executive compensation proposals. However, to the extent your broker provides you with L&B’s proxy materials, it will not have discretion to vote on routine matters, including Proposal 4. In such circumstances, if you do not instruct your broker on how to vote your shares regarding Proposals 1 through 5, then your shares may not be voted on these matters. We urge you to instruct your broker about how you wish your shares to be voted using the WHITE voting instruction form.

What happens if I return a WHITE proxy card but give voting instructions for more than four candidates?

An “overvote” occurs when a stockholder submits more votes for director nominees than there are Board of Director seats up for election. To the extent an overvote (i.e., voting “FOR” with respect to more than four nominees on Proposal 1 occurs on a record holder’s WHITE proxy card, all such votes on Proposal 1 regarding nominees will be invalid and will not be counted. In addition, depending on the bank or broker through which you hold your shares, your vote regarding all the other proposals may also be invalid and may not be counted. Please carefully review the instructions provided by your bank or broker.

What happens if I return a WHITE proxy card but give voting instructions for less than four candidates?

An “undervote” occurs when a stockholder submits less votes “FOR” director nominees than there are Board of Director seats up for election. To the extent a registered stockholder votes “FOR” or to “WITHHOLD” with respect to at least one but fewer than four nominees on Proposal 1, his or her shares will only be voted “FOR” or to “WITHHOLD”, respectively, with respect to those nominees he or she has marked. Any remaining votes on Proposal 1 will not be voted and will have the same effect as a vote to “WITHHOLD” for all other nominees. However, if you send in your WHITE proxy card or vote via the Internet as instructed on your WHITE proxy card, but do not specify how you want to vote any of your shares (i.e., you do not vote “FOR” or to “WITHHOLD” with respect to any nominees), the proxy holders will vote your shares “FOR” the Board’s four nominees for director, in accordance with the Board’s recommendations. Please carefully review the instructions provided by your bank or broker.

What happens if L&B withdraws or abandons its solicitation or fails to comply with the new universal proxy rules, and I already granted proxy authority in favor of L&B?

Stockholders are encouraged to submit their votes on the WHITE proxy card. If L&B withdraws or abandons its solicitation or fails to comply with the universal proxy rules after a stockholder has already granted proxy authority, stockholders can still sign and date a later submitted WHITE proxy card. If L&B withdraws or abandons its solicitation or fails to comply with the universal proxy rules, any votes cast in favor of the Dissident Nominees will be disregarded and not be counted, whether such vote is provided on the Company’s WHITE proxy card or the L&B gold proxy card.

Can I change my vote after I submit my proxy?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing either a written notice of revocation or properly submitting another proxy bearing a later date (either by mail or on the Internet). The powers of the proxy holders will be suspended if you attend the Meeting and inform the Corporate Secretary prior to the opening of the polls that you wish to revoke or replace your proxy. Your attendance at the Meeting will not by itself revoke a previously granted proxy. If you hold your shares in “street name” through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective until received by the Company at or prior to the Meeting.

How many votes are needed to hold the Meeting?

As of the Record Date, the Company had a total of 46,650,729 shares of outstanding common stock. A majority of the Company’s outstanding shares as of the Record Date (a quorum) must be present at the Meeting in order to hold the Meeting and conduct business. Shares are counted as present at the Meeting if: (a) a stockholder attends and votes his or her shares at the Meeting; (b) a stockholder has properly submitted a proxy, even if the stockholder marks abstentions on the proxy; or (c) a broker or nominee has properly submitted a proxy, even if the broker indicates that it does not have discretionary authority to vote on one or more matters because the beneficial owner of the shares has not given the broker or nominee specific voting instructions (a “broker non-vote”). A share, once represented for any purpose at the Meeting, is deemed present for purposes of determining a quorum for the Meeting (unless the Meeting is adjourned and a new record date is set for the adjourned meeting), even if the holder of the share abstains from voting with respect to any matter brought before the Meeting.

What is the Board’s recommendation and how will my shares be voted?

The Board recommends a vote (1) “FOR” the election of Mr. Adams, Mr. Jobe, Ms. Todd and Mr. Chapin as directors of NHI; (2) “FOR” approval of the amendment to the Articles of Incorporation to declassify the Board of Directors; (3) “FOR” approval of the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables contained in this proxy statement; (4) “FOR” ratification of the Audit Committee’s selection of BDO USA, P. C. as our independent registered public accounting firm for the year ending December 31, 2025; and (5) “AGAINST” the Stockholder Proposal. If a WHITE proxy card is properly submitted in time for the Meeting, your shares will be voted in accordance with the choices specified on your proxy. If you properly submit a WHITE proxy card, but do not specify a choice, the persons named as the proxy holders on the WHITE proxy card will vote as recommended by the Board. If a broker submits a proxy that indicates that the broker does not have discretionary authority to vote on one or more matters as to certain shares, those shares will be counted as shares that are present for purposes of determining the presence of a quorum but will not be considered as entitled to vote or as votes cast with respect to such matters. Abstentions will be counted as shares that are present for purposes of determining the presence of a quorum, but are not considered votes cast with respect to the tabulations of votes cast on proposals presented to stockholders. The vote on each proposal is tabulated separately.

What does it mean if I receive more than one proxy card?

Many of our stockholders hold their shares in more than one account and may receive separate WHITE proxy cards or WHITE voting instructions forms for each of those accounts. If you receive more than one WHITE proxy card, your shares are registered in more than one name or are registered in different accounts. Please sign, date and return or otherwise submit your proxy with respect to each WHITE proxy card to ensure that all of your shares are voted.

Additionally, please note that L&B has stated its intention to nominate two nominees for election as directors at the Meeting. If L&B proceeds with its nominations, you may receive proxy solicitation materials from L&B, including an opposition proxy statement and a gold proxy card that may be sent to you by, or on behalf of, L&B. The Board unanimously recommends that you disregard and do NOT return any gold proxy card you receive from L&B.

Even if you would like to elect some or all of the Dissident Nominees, we strongly recommend you use the Company’s WHITE proxy card to do so. Only the last-dated, validly executed proxy you submit will be counted. If you have any questions or need assistance voting, please call Sodali & Co. at (800) 662-5200.

What vote is required for each proposal at the Meeting?

Proposal 1. Election of Directors. Our Bylaws provide that directors in uncontested elections will be elected by a majority of votes cast; provided that, in contested elections (an election in which the number of nominees for director is greater than the number of directors to be elected) the vote standard will be a plurality of votes cast. L&B has notified the Company that it intends to nominate two directors. As a result, the election will be considered a contested election and plurality voting will be applicable. Our Bylaws provide that when plurality voting is applicable, votes may be cast “FOR,” or “WITHHELD” for each of the director nominees as the election will be considered a contested election and the four directors who receive the most votes “FOR” will be the directors elected. Brokers may not vote for the election of directors without instructions from the beneficial owners of the shares.

Proposal 2. Amendment to our Articles of Incorporation to declassify the Board. For approval of the amendment to our Articles of Incorporation to declassify the Board, votes may be cast “FOR,” “AGAINST” or “ABSTAIN.” Proposal 2 must be approved by the affirmative vote of the holders of at least two-thirds of all the votes entitled to be cast on the matter. Abstentions and broker non‐votes will have the same effect as a vote “AGAINST” this proposal. Brokers may not vote on the approval of the amendment to our Articles of Incorporation to declassify the Board without instructions from the beneficial owners of the shares.

Proposal 3. Advisory (non‐binding) resolution approving the compensation of our named executive officers. For approval of the advisory vote on executive compensation, votes may be cast “FOR,” “AGAINST” or “ABSTAIN.” Proposal 3 must be approved by a majority of the votes cast at the Meeting for this proposal, either virtually at the Meeting or by proxy. Abstentions and broker non‐votes will have no effect on the outcome of this proposal. Brokers may not vote on the non‐binding advisory resolution approving the compensation of our named executive officers without instructions from the beneficial owners of the shares.

Proposal 4. Ratification of BDO as our independent registered public accounting firm. For approval of the ratification of BDO as our independent registered public accounting firm, votes may be cast “FOR,” “AGAINST” or “ABSTAIN.” Proposal 4 must be approved by a majority of the votes cast at the Meeting for this proposal, either virtually at the Meeting or by proxy. Abstentions will have no effect on the outcome of this proposal. Proposal 4 is normally considered “routine” under applicable stock exchange rules and would normally be the only proposal on this year’s annual meeting agenda with respect to which your broker could vote your shares absent your instructions. However, to the extent your broker provides you with L&B’s proxy materials, it will not have discretion to vote on “routine matters,” including Proposal 4. If your broker provides you with proxy materials from L&B, your broker may not vote on the ratification of BDO as our independent registered public accounting firm without instructions from the beneficial owner of the shares.

Proposal 5. Stockholder proposal pursuant to the Company’s Bylaws. For approval of the stockholder proposal, votes may be cast “FOR,” “AGAINST” or “ABSTAIN.” Proposal 5 must be approved by a majority of the votes cast at the Meeting for this proposal, either virtually at the Meeting or by proxy. Abstentions and broker non‐votes will have no effect on the outcome of this proposal. Brokers may not vote on Proposal 5 without instructions from the beneficial owners of the shares.

Additional Information Regarding Proposal 1 Voting

L&B has notified the Company that it has nominated a slate of two nominees to stand for election as directors at the Meeting in opposition to two of the four nominees recommended by our Board of Directors. As a result, because the number of nominees exceeds the number of directors to be elected as of the deadline for notice of director nominations provided in our Bylaws, the election of directors at the Meeting will be considered a contested election. Under the plurality voting standard, you may vote “FOR” or “WITHHOLD” authority to vote for up to four nominees, and the four nominees receiving the greatest number of votes cast “FOR” their election among all stockholders will be elected, regardless of whether they were nominated by your Board or by L&B. Votes to “WITHHOLD” with respect to any nominee are not votes cast and will result in the applicable nominee(s) receiving fewer votes cast “FOR” such nominee(s).

We urge you to disregard any gold proxy card sent by or on behalf of L&B or any person other than the Company. It will NOT help elect the nominees recommended by your Board if you sign and return gold proxy cards sent by, or on behalf of, L&B, even if you vote to “WITHHOLD” with respect to the Dissident Nominees. In fact, doing so will cancel any previous vote you cast on a WHITE proxy card sent to you by the Company. The only way to support your Board’s nominees is to vote “FOR” all of your Board’s nominees (Robert G. Adams, James R. Jobe, Candice W. Todd and Robert W. Chapin, Jr.) on the enclosed WHITE proxy card. ONLY THE LATEST-DATED, VALIDLY EXECUTED PROXY RECEIVED WILL BE COUNTED.

Can I vote on other matters or submit a proposal to be considered at the Meeting?

The Company has not received timely notice of any stockholder proposals pursuant to Rule 14a-8 under the Exchange Act to be considered at the Meeting. Stockholders may submit matters for a vote without inclusion in this proxy statement only in accordance with the advance notice provision of the Bylaws. The Company does not intend to present any other business at the Meeting. L&B has submitted an advance notice that it intends to present a proposal related to amending the Company’s Articles of Incorporation to declassify the Board of Directors. The Company notes that it is also presenting a proposal to declassify the Board of Directors and requests that stockholders support the Company’s Proposal 2. The date specified in the Bylaws for advance notice of proposals by stockholders has passed and no other notices have been provided. If any other matters properly come before the Meeting, the persons named in the accompanying WHITE proxy card will vote the shares represented by the proxy in the manner as the Board may recommend, or in their discretion, in each case to the extent permitted under the U.S. securities laws.

It is contemplated that the Company’s 2026 annual meeting of stockholders will take place in May 2026. Stockholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2026 annual meeting pursuant to Rule 14a-8 of the Exchange Act if such proposals are received by the Company before the close of business on December 10, 2025 and otherwise comply with the requirements of Rule 14a-8. For stockholders seeking to present a proposal at the 2026 annual meeting without inclusion of such proposal in the Company’s proxy materials, notice thereof must be provided to the Corporate Secretary of the Company and, in order to be timely, must be delivered to, or mailed and received at the principal executive offices of the Company by February 20, 2026, but not before January 21, 2026. Such notice must meet the informational and other requirements set forth in the Bylaws. The presiding officer at the annual meeting may, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, in which case such business shall not be transacted.

Can I nominate an individual to serve as a director?

If you wish to nominate an individual for election as a director at the 2026 annual meeting of stockholders, our Bylaws require that you deliver timely notice of the nomination in proper written form, as provided by our Bylaws. The notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to each proposed nominee setting forth the background and qualifications of such proposed nominee (which questionnaire will be provided by the Corporate Secretary of the Company upon written request), the proposed nominee’s written consent to nomination and the additional information required by, and must meet the other requirements as set forth in our Bylaws. For a stockholders’ notice to the Corporate Secretary to be timely under our Bylaws, it must be delivered to or mailed and received at our principal executive offices by February 20, 2026, but not before January 21, 2026. In addition, to comply with the SEC’s universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees in connection with the 2026 annual meeting of stockholders must provide notice to the Company in accordance with, and that sets forth the information required by, Rule 14a-19 under the Exchange Act no later than March 22, 2026.

Are there any dissenters’ rights or appraisal rights with respect to any of the proposals described in this proxy statement?

There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement

STOCKHOLDER COMMUNICATIONS

How can stockholders communicate with the Company’s executive officers and Board?

The Board has created the “NHI EthicsPoint” program in order to enable interested parties to communicate with (on a non-identifiable basis if so desired) NHI executive officers, independent directors (including the independent directors as a group), and the NHI Board. The NHI EthicsPoint toll free number is 877-880-2974 and is answered by an independent contractor who transmits the communication to the Company’s Corporate Secretary and establishes a date by which the caller can obtain a response to the communication, if so requested. The Corporate Secretary will forward any inquiries to or about executive officers or directors to the Chair of the Nominating and Corporate Governance Committee. The Corporate Secretary of the Company will coordinate any necessary communication and response.

ADDITIONAL INFORMATION

Does the Company provide additional information on its website?

    The NHI website (www.nhireit.com) provides information on the Company, including all public filings (e.g., Form 10-Qs, Form 10-Ks, Statements of Beneficial Ownership, Form 8-Ks, etc). We also maintain the following documents on the website:

*    Corporate Governance Guidelines
*    Restated Audit Committee Charter
*    Compensation Committee Charter
*    Nominating and Corporate Governance Committee Charter
*Insider Trading Policy
*    EthicsPoint Information
*    NHI Code of Business Conduct and Ethics (the “NHI Code”)

The NHI Code has been adopted for all employees, officers and directors of the Company. The website will also disclose whether there have been any material amendments or waivers to the NHI Code. To date there have been none.

Copies of any of these documents will be furnished, free of charge, to any interested investor upon receipt of a written request. All of our press releases for the last two years can be accessed through our website’s press release page. The website is updated regularly for any SEC filings and press releases. The contents of the website are not incorporated into this proxy statement.

How We Count The Votes

*    A majority of the issued and outstanding shares of common stock entitled to vote constitutes a quorum at the Meeting. Shares of common stock represented virtually or by proxy at the Meeting (including shares which abstain or do not vote with respect to one or more of the matters presented at the Meeting) will be tabulated by the Corporate Secretary who will determine whether or not a quorum is present.

*    Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the number of shares that are present and entitled to vote with respect to any particular matter, but will not be counted as votes cast on such matter. As a result, abstentions will not have any effect on the voting results with respect to Proposals 1, 3, 4 or 5. However, since Proposal 2 requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, an “abstention” will have the same effect as a vote against Proposal 2.

*    If a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be considered as present, but not entitled to vote with respect to that matter. Accordingly, a “broker non-vote” will count towards the establishment of a quorum, but once a quorum is established for the Meeting, will have no effect on the outcome of the Proposals 1, 3, 4, or 5 as broker non-votes will not be counted as votes cast on such matters. However, since Proposal 2 requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, a “broker non-vote” will have the same effect as a vote against Proposal 2.

*    Director nominees in Proposal 1 will be elected by a plurality of votes cast because the election of directors at the Meeting is considered a contested election. Under Maryland law, Proposal 2 requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter. The affirmative vote of the holders of a majority of the votes cast at the Meeting is required for the approval of Proposal 3, Proposal 4 and Proposal 5.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for the Notice or proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials, as applicable, addressed to those stockholders. This practice, which is commonly referred to as “householding”, is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources. NHI and some brokers household the Notice or the proxy materials unless contrary instructions have been received from the affected stockholders. NHI will promptly deliver, upon oral or written request, a separate copy of the Notice or this proxy statement and 2024 Annual Report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to NHI via the following means of communication: by mail to 222 Robert Rose Drive Murfreesboro, Tennessee 37129, Attention: Investor Relations, by e-mail to investorrelations@nhireit.com or by telephone at (615) 890-9100. You may also contact the above if you (and other stockholders sharing the same address) are receiving multiple copies of the Notice or proxy materials and wish to receive only one copy.

APPENDIX A

PROPOSED ARTICLES OF AMENDMENT TO NHI’S ARTICLES OF INCORPORATION

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
NATIONAL HEALTH INVESTORS, INC.

NATIONAL HEALTH INVESTORS, INC., a Maryland corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that its Articles of Incorporation, as amended (the “Articles”) are hereby amended as follows:

1.Section 6.1 of the Articles shall be deleted in its entirety and is hereby replaced with the following new Section 6.1:

6.1 The Corporation shall have a Board of Directors consisting of eight (8) Directors, which number may be increased or decreased in accordance with the Bylaws of the Corporation from time to time, but shall not be less than the number required by Section 2-402 of the Maryland General Corporation Law, as may be amended from time to time. The Directors elected or appointed prior to the Corporation’s 2025 annual meeting of Stockholders are divided, with respect to the terms for which they severally hold office, into three classes, with the number of Directors of each such class being as equal as practicable, and with each Director serving for a term ending on the date of the third annual meeting of Stockholders following the annual meeting at which such Director was elected and until his or her successor shall have been duly elected and qualified. Commencing with the Corporation’s 2025 annual meeting of Stockholders, Directors shall be elected as follows: (i) Directors elected at the 2025 annual meeting of Stockholders to succeed those whose terms expire at such meeting shall hold office for a term expiring at the annual meeting of Stockholders to be held in 2026 and until their respective successors have been duly elected and qualified; (ii) Directors elected at the 2026 annual meeting of Stockholders to succeed those whose terms expire at such meeting shall hold office for a term expiring at the annual meeting of Stockholders to be held in 2027 and until their respective successors have been duly elected and qualified; and (iii) beginning with the 2027 annual meeting of Stockholders, the Directors shall no longer be divided into classes and all Directors elected at an annual meeting of stockholders to succeed those whose terms expire at such meeting shall hold office for a term expiring at the next annual meeting of Stockholders and until their respective successors are duly elected and qualified.

2. Section 6.2 of the Articles shall be deleted in its entirety and is hereby replaced with the following new Section 6.2:

6.2 In the event of any decrease in the authorized number of Directors, each Director then serving shall nevertheless continue as a Director until the expiration of such Director’s current term, or his prior death, retirement, resignation or removal.

3. Section 6.3 of the Articles shall be deleted in its entirety and is hereby replaced with the following new Section 6.3:

6.3 A vacancy which results from the death, resignation or removal of a Director or as a result of an increase by the Board of Directors in the number of Directors, may be filled by a vote of the entire Board of Directors, and a Director so elected to fill a vacancy shall serve until the next annual meeting of Stockholders and until his successor shall be duly elected and qualified. At the next annual meeting of Stockholders, if the Board of Directors at such time is classified, the vacancy created by the death, resignation or removal of a Director shall be filled for the balance of such Director’s original term, and the vacancy or vacancies created by an increase in the number of Directors shall be filled for the balance of the term of the class of Directors increased as a result of the action of the Board of Directors in increasing the number of Directors.

4. The foregoing amendment to the Articles was advised and approved by the Board of Directors of the Corporation on March 26, 2025 and approved by the Stockholders of the Corporation as of [ • ], 2025.

APPENDIX B

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of FFO, Normalized FFO and Normalized FAD
(unaudited, $ in thousands, except share and per share amounts)
	Years Ended
	December 31,
	2024	2023
Net income attributable to common stockholders	$137,867	$135,597
Elimination of certain non-cash items in net income:
Real estate depreciation	70,449	69,436
Real estate depreciation related to noncontrolling interests	(1,647)	(1,585)
Gains on sales of real estate, net	(6,678)	(14,721)
Impairments of real estate	654	1,642
Nareit FFO attributable to common stockholders	200,645	190,369
Gain on operations transfer, net	—	(20)
Loss on early retirement of debt	—	73
Non-cash write-offs of straight-line rents receivable	1,452	—
Gain on forward equity sale agreement, net	(6,261)	—
Non-cash rental income	—	(2,500)
Normalized FFO attributable to common stockholders	195,836	187,922
Non-cash lease revenue adjustments, net	(2,117)	(4,816)
Non-real estate depreciation, net	854	488
Amortization of debt issuance costs and discounts, net	3,783	2,647
Adjustments related to equity method investments, net	(2,265)	(2,202)
Recurring capital expenditures, net	(2,061)	(1,864)
Equity method investment non-refundable entrance fees	1,357	1,327
Note receivable credit loss (income) expense	4,641	(266)
Non-cash share-based compensation	4,182	4,605
Normalized FAD attributable to common stockholders	$204,210	$187,841

BASIC
Weighted average common shares outstanding	43,844,771	43,388,794
Nareit FFO attributable to common stockholders per share	$4.58	$4.39
Normalized FFO attributable to common stockholders per share	$4.47	$4.33

DILUTED
Weighted average common shares outstanding	44,102,636	43,389,466
Nareit FFO attributable to common stockholders per share	$4.55	$4.39
Normalized FFO attributable to common stockholders per share	$4.44	$4.33

The following table reconciles NOI to net income, the most directly comparable GAAP metric (unaudited, $ in thousands):

	Years Ended
	December 31,
NOI Reconciliations:	2024	2023
Net income	$136,639	$134,381
Gain on forward equity sale agreement, net	(6,261)	—
Gains from equity method investment	(402)	(555)
Other income	—	(202)
Loss on early retirement of debt	—	73
Gain on operations transfer, net	—	(20)
Gains on sales of real estate, net	(6,678)	(14,721)
Loan and realty losses, net	5,295	1,376
General and administrative	20,736	19,314
Franchise, excise and other taxes	38	449
Legal	1,052	507
Interest	59,903	58,160
Depreciation	71,443	69,973
Consolidated NOI	$281,765	$268,735
NOI by segment:
Real Estate Investments	$269,127	$259,162
SHOP	12,170	9,222
Non-Segment/Corporate	468	351
Total NOI	$281,765	$268,735

The following table reconciles “Net income”, the most directly comparable GAAP metric, to Adjusted EBITDA ($ in thousands):

Year ended December 31,
2024
Net income	$136,639
Interest expense	59,903
Franchise, excise and other taxes	38
Depreciation	71,443
NHI’s share of EBITDA adjustments for unconsolidated entities	719
Gain on forward equity sale agreement, net	(6,261)
Gains on sales of real estate, net	(6,678)
Impairments of real estate	654
Non-cash write-off of straight-line rents receivable	1,452
Note receivable credit loss expense	4,641
Adjusted EBITDA	$262,550

Consolidated Total Debt	$1,146,041
Less: cash and cash equivalents	(24,289)
Consolidated Net Debt	$1,121,752

Adjusted EBITDA	$262,550
Annualized impact of recent investments, disposals and payoffs	12,962
$275,512

Consolidated Net Debt to Adjusted EBITDA	4.1x

Notes to Reconciliation of FFO, Normalized FFO, Normalized FAD and NOI

These supplemental performance measures may not be comparable to similarly titled measures used by other REITs. Consequently, our Funds From Operations (“FFO”), Normalized FFO and Normalized Funds Available for Distribution (“FAD”) may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of these performance measures, caution should be exercised when comparing our FFO, Normalized FFO and Normalized FAD to that of other REITs. These financial performance measures do not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) (these measures do not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and are not necessarily indicative of cash available to fund cash needs.

Funds From Operations - FFO

FFO, as defined by Nareit and applied by us, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate property, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures, if any. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current Nareit definition or have a different interpretation of the current Nareit definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs. Diluted FFO assumes the exercise of stock options and other potentially dilutive securities. Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of non-real estate assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, and recoveries of previous write-downs.

FFO and Normalized FFO are important supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the REIT industry to address this issue.

Funds Available for Distribution - FAD

In addition to the adjustments included in the calculation of Normalized FFO, Normalized FAD excludes the impact of any straight-line rent revenue, amortization of the original issue discount on our senior unsecured notes, amortization of debt issuance costs, non-cash stock based compensation, as well as certain non-cash items related to our equity method investment.

Normalized FAD is an important supplemental performance measure for a REIT. GAAP requires a lessor to recognize contractual lease payments into income on a straight-line basis over the expected term of the lease. This straight-line adjustment has the effect of reporting lease income that is significantly more or less than the contractual cash flows received pursuant to the terms of the lease agreement. GAAP also requires any discount or premium related to indebtedness and debt issuance costs to be amortized as non-cash adjustments to earnings. The Company also adjusts Normalized FAD for the net change in the allowance for expected credit losses, non-cash stock based compensation, senior housing portfolio capital expenditures as well as certain non-cash items related to equity method investments such as straight-line lease expense and amortization of purchase accounting adjustments. Normalized FAD is an important supplemental measure of liquidity for a REIT as a useful indicator of the ability to distribute dividends to stockholders.

Net Operating Income

Net operating income (“NOI”) is a U.S. non-GAAP supplemental financial measure used to evaluate the operating performance of real estate. NOI is defined as total revenues, less tenant reimbursements and property operating expenses. The Company believes NOI provides investors relevant and useful information as it measures the operating performance of our properties at the property level on an unleveraged basis. The Company uses NOI to make decisions about resource allocations and to assess the property level performance of our properties.

APPENDIX C

INFORMATION CONCERNING PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES

The Company, its directors, director nominees and certain of its executive officers and employees are considered to be “Participants” in the Board’s solicitation of proxies from its stockholders in connection with the Meeting, under applicable regulations of the SEC. The following tables set forth certain information about our directors, director nominees and certain of our executive officers and employees who are considered to be “Participants” in our solicitation of proxies from our stockholders in connection with the Meeting (collectively, the “Participants”).

Directors and Director Nominees

The names of each our directors and director nominees are listed below, and the business address for each person listed below is c/o National Health Investors, Inc., 222 Robert Rose Drive, Murfreesboro, TN 37129. The present principal occupations of our directors and director nominees are set forth in the biographies located in the section of this proxy statement captioned “Proposal 1 – Election of Directors” beginning on page 3.

Robert G. Adams
James R. Jobe
Candice W. Todd
Robert W. Chapin, Jr.
D. Eric Mendelsohn
Charlotte A. Swafford
Tracy M. J. Colden
Robert A. McCabe

Executive Officers

Set forth in the table below are the names of our executive officers (who do not also serve as a director of the Company) and other employees who are considered Participants as well as their positions with the Company, which constitute their respective present principal occupations. The business address for each executive officer set forth in the table below is c/o National Health Investors, Inc., 222 Robert Rose Drive, Murfreesboro, TN 37129.

Name	Principal Occupation
Kristin S. Gaines	Senior Vice President and Chief Transaction Officer
Kevin C. Pascoe	Senior Vice President of Investments and Chief Investment Officer
John L. Spaid	Executive Vice President of Finance, Chief Financial Officer and Treasurer
David L.Travis	Senior Vice President and Chief Accounting Officer
Dana R. Hambly	Vice President, Finance and Investor Relations

Information Regarding Ownership of the Company’s Securities by Participants

The number of shares of our common stock beneficially held as of the record date by all of the Participants other than Mr. Hambly is set forth in this proxy statement under the section captioned “Equity Ownership of Directors and Executive Officers” beginning on page 37. Mr. Hambly beneficially owns 55,022 shares of our common stock.

Except as otherwise described in this proxy statement, none of the Participants owns any debt or equity security issued by the Company of record that he or she does not also own beneficially.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of our securities by each Participant during the past two years.2 Unless otherwise indicated, all transactions were in the public market or pursuant to equity compensation plans and no part of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Shares	Transaction Description*
Kevin C. Pascoe	5/5/2023	4,000	1
	2/23/2024	3,000	1
	2/23/2024	25,500	4
	8/25/2024	55,000	3
	8/25/2024	36,667	3
	8/25/2024	17,000	3
	8/25/2024	8,500	3
	8/25/2024	101,230	2
	3/3/2025	5,500	1
	3/3/2025	45,000	4
Kristin S. Gaines	5/5/2023	4,000	1
	2/23/2024	3,000	1
	2/23/2024	25,000	4
	9/25/2024	55,000	3
	9/25/2024	48,665	2
	3/3/2025	4,000	1
	3/3/2025	25,000	4
D. Eric Mendelsohn	5/5/2023	5,000	1
	2/23/2024	3,000	1
	2/23/2024	40,000	4
	9/5/2024	125,000	3
	9/5/2024	26,666	3
	9/5/2024	13,333	3
	9/5/2024	130,461	2
	2/23/2025	267	2
	3/3/2025	8,000	1
	3/3/2025	75,000	4
John L. Spaid	5/5/2023	4,000	1
	2/23/2024	3,000	1
	2/23/2024	25,500	4
	5/5/2024	230	2
	8/26/2024	55,000	3
	8/26/2024	18,333	3
	8/26/2024	65,463	2
	9/3/2024	36,667	3
	9/3/2024	17,000	3
	9/3/2024	8,500	3
	9/3/2024	49,637	2
	2/23/2025	267	2
	3/3/2025	6,500	1
	3/3/2025	45,000	4

David L. Travis	5/5/2023	4,000	1
	2/23/2024	3,000	1
	2/23/2024	25,000	4
	8/26/2024	7,500	3
	8/26/2024	22,800	3
	8/26/2024	22,839	2
	9/18/2024	12,000	3
	9/18/2024	10,406	2
	3/3/2025	5,500	1
	3/3/2025	30,000	4
Dana R. Hambly	5/3/2023	21	7
	5/5/2023	15,500	4
	8/2/2023	19	7
	8/22/2023	150	5
	11/1/2023	21	7
	1/24/2024	20	7
	2/23/2024	17,500	4
	5/1/2024	17	7
	8/1/2024	15	7
	8/13/2024	7,500	3
	8/13/2024	5,959	2
	9/13/2024	6,128	3
	9/13/2024	4,472	2
	10/31/2024	15	7
	10/31/2024	2	7
	1/28/2025	16	7
	1/28/2025	2	7
	3/3/2025	17,500	4
James R. Jobe	8/30/2023	1,000	5
	2/23/2024	10,000	4
	8/23/2024	25,000	3
	8/23/2024	10,000	3
	8/23/2024	10,000	3
	8/23/2024	31,289	2
	3/3/2025	10,000	4
Robert G. Adams	10/1/2023	85,411	6
	2/23/2024	10,000	4
	3/3/2025	10,000	4
Robert A. McCabe	12/31/2023	1,404.50	7
	2/23/2024	10,000	4
	5/31/2024	437	5
	7/29/2024	25,000	3
	7/29/2024	10,000	3
	7/29/2024	10,000	3
	7/29/2024	32,711	2
	12/31/2024	1,400.17	7
	3/3/2025	10,000	4
Charlotte A. Swafford	2/23/2024	10,000	4
	2/27/2024	10,000	5

	3/3/2025	10,000	4
Tracy M. J. Colden	2/23/2024	10,000	4
	8/16/2024	25,000	3
	8/16/2024	10,000	3
	8/16/2024	10,000	3
	8/16/2024	35,143	2
	3/3/2025	10,000	4
Candice W. Todd	3/3/2025	10,000	4

*Transaction Description
(1) Grant of restricted stock
(2) Shares disposed or withheld by the Company to cover exercise price and/or tax obligations
(3) Exercise or conversion of derivative security
(4) Grant of stock option
(5) Open market or private purchase
(6) Disposition by will or the laws of descent and distribution
(7) Acquisition by dividend reinvestment plan

Miscellaneous Information Regarding Participants

Except as described in this proxy statement, including in this Appendix C, to the Company’s knowledge, none of the Participants (i) beneficially owns (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of the Company’s subsidiaries, (ii) has purchased or sold any of such securities within the past two years, or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as set forth in this proxy statement, including in this Appendix C, no associates of the Participant beneficially owns, directly or indirectly, any of the Company’s securities. Other than as disclosed in this proxy statement, including this Appendix C, neither the Company nor any of the Participants has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting. In addition, except as disclosed in this proxy statement, including this Appendix C, neither the Company nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, put or calls, guarantees against loss or guarantees against profit, division of losses or profits or the giving or withholding of proxies. During the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Other than as set forth in this proxy statement, including this Appendix C, none of the Participants nor any of their respective associates have (i) any arrangements or understandings with any person with respect to any future employment by the Company or the Company’s affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeded $120,000.

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

NATIONAL HEALTH INVESTORS®

c/o Corporate Election Services
P. O. Box 1150
Pittsburgh, PA 15230

VOTE BY INTERNET

Please have your **WHITE** universal proxy card available when you access the website **www.cesvote.com** and follow the simple directions that will be presented to you.

VOTE BY MAIL

Please mark, sign and date your **WHITE** universal proxy card and return it in the **postage-paid envelope** provided or return it to: Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230.

IMPORTANT: PLEASE COMPLETE, SIGN, DATE AND MAIL THIS WHITE UNIVERSAL PROXY CARD TODAY!

Control Number ➔

If submitting your WHITE universal proxy card by mail, please sign and date the card below and fold and detach card at perforation before mailing.

National Health Investors, Inc.

WHITE UNIVERSAL PROXY CARD

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Dr. Eric Mendelsohn and John L. Spaid as proxies, each of them with power of substitution, to represent and vote on behalf of the undersigned all of the shares of National Health Investors, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held via live webcast at www.cesonlineservices.com/nhi25_vm on [●], 2025 at [●] CDT and at any continuances thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the proposals listed on the reverse side more fully described in the Notice and Proxy Statement for the meeting (receipt whereof is hereby acknowledged).

THIS WHITE PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS WHITE PROXY CARD WILL BE VOTED FOR EACH OF THE FOUR COMPANY-NOMINEES RECOMMENDED BY THE BOARD IN PROPOSAL 1; FOR PROPOSALS 2, 3 AND 4; AND AGAINST PROPOSAL 5.

Signature

Date

Title or Authority

Signature if Held Jointly

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

(Continued and to be marked on the other side)

PRELIMINARY PROXY CARD – SUBJECT TO COMPLETION

National Health Investors, Inc.

Annual Meeting of Stockholders

www.cesonlineservices.com/nhi25_vm

[●], 2025

[●] Central Daylight Time

If you have any questions, require assistance in voting your **WHITE** universal proxy card, or need additional copies of the Company's proxy materials, please contact our proxy solicitor:

SODALI &CO

430 Park Avenue, 14th Floor
New York, New York 10022
Stockholders Call Toll Free: (800) 662-5200
Brokers, Banks, Trustees and Other Nominees Call Collect: (203) 658-9400
Email: nhi@info.sodali.com

TO SUBMIT YOUR WHITE UNIVERSAL PROXY CARD BY MAIL, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE.

National Health Investors, Inc. **WHITE Universal Proxy Card**

The Board of Directors recommends you vote "FOR" ONLY each of the following four Company nominees 1A-1D listed in Proposal 1 below.

1. **Election of Directors – YOU MAY VOTE "FOR" NO MORE THAN 4 NOMINEES**

Election of 4 directors for the applicable term as set forth in the proxy statement* or until their successors are duly elected and qualified. You may mark "FOR" with respect to up to only 4 nominees in total. If you vote "FOR" with respect to fewer than 4 nominees, your shares will be voted only "FOR" those nominees you have so marked. If you vote "FOR" with respect to more than 4 nominees, your vote on Item 1 regarding election of directors will be invalid and will not be counted. **If you sign and return your proxy card and do not specify how you want your shares to be voted, your shares will be voted "FOR" each of the Company nominees only.**

The Board of Directors recommends you vote FOR each of the Company Nominees listed below:
Nominees RECOMMENDED by the Company:

		FOR	WITHHOLD
(1a)	Robert G. Adams	❑	❑
(1b)	Robert W. Chapin, Jr.	❑	❑
(1c)	James R. Jobe	❑	❑
(1d)	Candice W. Todd	❑	❑

The Board of Directors recommends you vote WITHHOLD on each of the Dissident Nominees listed below:
Dissident Nominees OPPOSED by the Company:

		FOR	WITHHOLD
(1e)	James Hoffmann	❑	❑
(1f)	A. Adam Troso	❑	❑

* If stockholders approve Proposal 2, each director nominee, if elected, will hold office for a one-year term expiring at the 2026 annual meeting of stockholders. If stockholders do not approve Proposal 2, Mr. Adams, Mr. Jobe and Ms. Todd, if elected, will hold office for a three-year term expiring at the 2028 annual meeting and Mr. Chapin, if elected, will hold office for a two-year term expiring at the 2027 annual meeting of stockholders. If any of the Dissident Nominees are elected, they will hold office for the same term as the Company Nominee that was not elected.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

❑ **FOR** ❑ **AGAINST** ❑ **ABSTAIN**

❑ **FOR** ❑ **AGAINST** ❑ **ABSTAIN**

❑ **FOR** ❑ **AGAINST** ❑ **ABSTAIN**

The Board of Directors recommends you vote AGAINST proposal 5.

❑ **FOR** ❑ **AGAINST** ❑ **ABSTAIN**

Note: In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

Continued and to be signed on the reverse side